As filed with the Securities and Exchange Commission on January 5, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Level 3 Communications, Inc.*

(Exact name of registrant as specified in its charter)

*Additional registrants shown on next page

Delaware	47-0210602
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1025 Eldorado Blvd.

Broomfield, CO 80021

(720) 888-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas C. Stortz, Esq.

Executive Vice President and Chief Legal Officer

1025 Eldorado Blvd.

Broomfield, CO 80021

(720) 888-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

John S. D’Alimonte

David K. Boston

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

(212) 728-8000

Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
3.125% Convertible Senior Debentures due 2026 of Broadwing Corporation	$180,000,000	100%	$180,000,000	$19,260
Guarantees of 3.125% Convertible Senior Debentures due 2026 of Broadwing Corporation	N/A	N/A	N/A	(1)
Common Stock, $.01 par value per share	17,236,542(2)	N/A	N/A	(3)

(1)	Pursuant to Rule 457(n), no registration fee is payable with respect to the guarantees.

(2)	Represents the number of shares of Level 3’s common stock issuable upon conversion of the debentures following the merger of Broadwing Corporation with a wholly owned subsidiary of Level 3. Pursuant to Rule 416 under the Securities Act, Level 3 is also registering such indeterminate number of shares of common stock, as may be issued from time to time upon conversion of the debentures as a result of the conversion rate adjustment provisions relating to the debentures.
(3)	None of the registrants will receive any consideration for the issuance of shares of Level 3 common stock upon conversion of the debentures. Therefore, pursuant to Rule 457(i), no filing fee is required with respect to the shares of Level 3 common stock registered hereby.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrants*	Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number

Broadwing Corporation	Delaware	4813	52-2041343

Dorsal Networks, LLC	Delaware	4813	52-2262523

United Cable Holdings, LLC	Delaware	4813	20-3568123

Corvis Operations, Inc.	Delaware	4813	42-1540478

Corvis Equipment, LLC	Delaware	4813	00-0000000

Corvis Government Solutions, Inc.	Delaware	4813	01-0733079

CIII Communications, LLC	Delaware	4813	75-3105013

Broadwing Communications, LLC	Delaware	4813	75-3105020

Broadwing Communications Real Estate Services, LLC	Delaware	4813	27-0013737

Broadwing Communications Canada, LLC	Delaware	4813	01-0776370

Broadwing Communications Holdings, Inc.	Delaware	4813	20-3368922

Broadwing Communications Corporation	Delaware	4813	36-4167094

Broadwing Financial Services, Inc.	Delaware	4813	36-4260494

*	Addresses and telephone numbers of principal executive offices are the same as those of Level 3 Communications, Inc.

PROSPECTUS

$180,000,000

3.125% Convertible Senior Debentures due 2026 of Broadwing Corporation

and

Shares of Common Stock of Level 3 Communications, Inc. Issuable Upon Conversion of Debentures

Broadwing Corporation (“Broadwing”) issued the debentures in a private placement in May and June 2006 to Jefferies & Company and CIBC World Markets Corp (collectively the “Initial Purchasers”). Pursuant to an Agreement and Plan of Merger, dated as of October 16, 2006, as amended by an Amendment, dated as of November 21, 2006 (the “Merger Agreement”), among Broadwing, Level 3 Communications, Inc. (“Level 3”), Level 3 Services, Inc., (“Merger Sub”) and Level 3 Colorado, Inc., (“Sister Subsidiary”), on January 3, 2007, Merger Sub was merged with and into Broadwing (the “Merger”). Subsequently, Broadwing was merged with and into Sister Subsidiary, with Sister Subsidiary continuing as the surviving corporation and changing its name to Broadwing Corporation. In the Merger, each share of common stock of Broadwing was converted into (1) 1.3411 shares of common stock of Level 3 and (2) $8.18 in cash (together, the “Merger Consideration”). Following consummation of the Merger, the debentures are convertible into the Merger Consideration. As a result of the Merger, pursuant to the indenture under which the debentures were issued, Broadwing is required to offer to repurchase the debentures at a price equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding the repurchase date.

This prospectus will be used by selling securityholders to resell their debentures and the shares of Level 3 common stock issuable upon conversion of the debentures. Neither Level 3 nor Broadwing will receive any of the proceeds from the resale of the debentures or the sale of the shares of Level 3 common stock issuable upon conversion of the Broadwing debentures.

The debentures bear interest at the rate of 3.125% per annum. Interest on the debentures is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2006. The debentures will mature on May 15, 2026.

The current conversion rate is equivalent to (1) 80.789 shares of Level 3 common stock and (2) $492.77 in cash per $1,000 principal amount of debentures, subject to adjustment in certain circumstances, including for any make-whole amount payable as a result of the Merger. Upon conversion of the debentures, Broadwing will deliver shares of Level 3 common stock and cash. A make whole premium consisting of (1) 14.969 additional shares of Level 3 common stock and (2) an additional $91.31 in cash per $1,000 principal amount of debentures will be payable if holders convert their debentures in connection with the Merger prior to February 17, 2007.

Beginning on May 15, 2013, Broadwing may redeem any of the debentures at any time, or from time to time, in whole or in part. Upon any redemption of the debentures, Broadwing will pay a redemption price of 100% of their principal amount, plus accrued and unpaid interest, and liquidated damages, if any. You may require Broadwing to repurchase your debentures for cash on May 15, 2013, May 15, 2016, and May 15, 2021, or at any time prior to their maturity following a designated event, as defined herein, at a repurchase price of 100% of their principal amount, plus accrued and unpaid interest, and liquidated damages, if any.

The debentures are Broadwing’s general unsecured senior obligations and rank junior in right of payment to all of its other existing and future secured debt, to the extent of the collateral securing that debt. The debentures are jointly and severally guaranteed on an unsecured senior basis by certain of Broadwing’s existing domestic subsidiaries and may be guaranteed by certain future domestic subsidiaries. The debentures are also guaranteed by Level 3.

Level 3’s common stock is quoted on the Nasdaq Global Select MarketTM under the symbol “LVLT.” On January 3, 2007, the closing price of the common stock on the Nasdaq Global Select Market was $5.65 per share. The selling stockholders may offer and sell their shares of common stock through public or private transactions, at prevailing market prices, or at privately negotiated prices.

The debentures are not listed on any national securities exchange or the Nasdaq National Market. The debentures originally issued in the private placement are eligible for trading on The PORTALSM Market. However, debentures sold pursuant to this prospectus will no longer be eligible for trading on The PORTALSM Market. Investing in the debentures and the Level 3 common stock involves a high degree of risk. See “ Risk Factors” on page 4 for a discussion of certain matters that you should consider before buying the debentures or shares of Level 3 common stock. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 5, 2007.

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INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to Level 3 and its subsidiaries, including Broadwing. When used in this prospectus, the words “anticipate”, “believe”, “plan”, estimate” and “expect” and similar expressions, as they relate to Level 3 or its management, are intended to identify forward-looking statements. Such statements reflect the current views of Level 3 with respect to future events and are subject to certain risks, uncertainties and assumptions.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document. These forward-looking statements include, among others, statements concerning:

•	the communications business of Level 3, its advantages and Level 3’s strategy for continuing to pursue its business;

•	anticipated development and launch of new services in Level 3’s business;

•	anticipated dates on which Level 3 will begin providing certain services or reach specific milestones in the development and implementation of its business strategy;

•	growth and recovery of the communications industry;

•	expectations as to Level 3’s future revenue, margins, expenses and capital requirements; and

•	other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You should be aware that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory, environmental, industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, Level 3’s failure to:

•	increase the volume of traffic on Level 3’s network;

•	develop new products and services to meet customer demands and generate acceptable margins;

•	successfully complete commercial testing of new technology and information systems to support new products and services, including voice transmission services;

•	stabilize or reduce the rate of price compression on certain of Level 3’s communication services;

•	integrate strategic acquisitions, including the recently completed acquisitions of TelCove, Inc., Looking Glass Networks Holding Co., Inc. and of Broadwing Corporation;

•	attract and retain qualified management and other personnel; and

•	meet all of the terms and conditions of Level 3’s debt obligations.

Other factors are described under “Risk Factors” and in Level 3’s filings with the Securities and Exchange Commission, including Level 3’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” and our audited financial statements and the notes to those financial statements, which are incorporated by reference in this prospectus.

References in this prospectus to “Level 3,” “we,” “us,” “our,” and the “Company” refer to Level 3 Communications, Inc., a company incorporated in Delaware, and its subsidiaries, including Broadwing, except as expressly stated otherwise or unless the context requires otherwise.

Level 3 Communications, Inc.

Level 3 Communications, Inc., through its operating subsidiaries, engages primarily in the communications business.

Level 3 is a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. Level 3 has created, generally by constructing its own assets, but also through a combination of purchasing and leasing other companies and facilities, its communications network. Level 3’s network is an advanced, international, facilities based communications network. Level 3 designed the constructed portions of its network to provide communications services, which employ and take advantage of rapidly improving underlying optical and Internet Protocol technologies.

Business Strategy. Level 3 is seeking to capitalize on the opportunities presented by significant and rapid advancements in optical and Internet Protocol technologies. Key elements of its strategy include but are not limited to:

•	Offer a Comprehensive Range of Communications Services. Level 3 provides a comprehensive range of communications services designed to meet the needs of the top global bandwidth customers, that is, customers that are of higher credit quality and have existing demand for the services that Level 3 sells.

•	Target Top Global Bandwidth Customers. For its wholesale offerings, Level 3’s primary communications services distribution strategy is to utilize a direct sales force focused on high bandwidth usage businesses.

•	Provide Low Cost Backbone Services Through an Upgradeable Backbone Network. Level 3’s intercity and metropolitan networks have been designed to provide high quality communications services at a lower cost.

•	Pursue Acquisition Opportunities. Level 3 from time to time evaluates possible acquisition opportunities in the communications industry.

•	Develop Advanced Operational Processes and Business Support Systems. Level 3 has developed and continues to develop substantial and scalable operational processes and business support systems specifically designed to enable it to offer services efficiently to its targeted customers.

•	Attract and Motivate High Quality Employees. Level 3 has developed programs designed to attract and retain employees with the technical and business skills necessary for its business.

With the acquisitions of Progress Telecom, LLC, ICG Communications, Inc., TelCove, Inc. (“TelCove”) and Looking Glass Networks Holding Co., Inc. (“Looking Glass”) and the acquisition of Broadwing discussed below, Level 3 has embarked on a strategy to further expand its presence in regional and metropolitan markets as well as the enterprise market. The strategy to expand its network facilities will allow Level 3 to terminate more of its intercity and local traffic over its owned metropolitan facilities rather than paying third parties to terminate such traffic. Level 3 offers a broad range of communications services in its metropolitan markets. The expansion into new metropolitan markets should also provide additional opportunities to sell services on Level 3’s national and international networks.

Recent Developments

Issuance of 9.25% Senior Notes. On October 30, 2006, Level 3, through Level 3 Financing, issued $600 million aggregate principal amount of 9.25% Senior Notes due 2014 (the “9.25% October Senior Notes”). The net proceeds were lent by the Level 3 Financing to Level 3 LLC and will be used solely to fund the cost of construction, installation, acquisition, lease, development or improvement of any Telecommunications/IS Assets (as defined in the existing indentures of Level 3), including the cash purchase price of any past, pending or future acquisitions.

Issuance of Additional 9.25% Senior Notes. On December 28, 2006, Level 3, through Level 3 Financing, issued $650 million aggregate principal amount of 9.25% Senior Notes due 2014 (the “9.25% December Senior Notes”). Level 3 Financing lent $650 million of these proceeds to Level 3 LLC, and substantially all of the gross proceeds from the offering were used to repurchase approximately 99% of the outstanding 10.75% Notes pursuant to the tender offer described below. Excess gross proceeds will be used solely to fund the cost of construction, installation, acquisition, lease, development or improvement of any Telecommunications/IS Assets (as defined in the existing indentures of Level 3), including the cash purchase price of any past, pending or future acquisitions.

Tender Offer for 10.75% Notes. On December 13, 2006, Level 3 Financing launched a tender offer and consent solicitation (the “Tender Offer”) for its outstanding 10.75% Senior Notes due 2011 (the “10.75% Notes”). Pursuant to the Tender Offer, Level 3 Financing is (1) offering to purchase for cash, upon the terms and subject to the conditions set forth in the offer to purchase and letter of transmittal relating thereto, all of the 10.75% Notes validly tendered on or prior to the expiration date of the Tender Offer and (2) soliciting consents to certain proposed amendments to the indenture governing the 10.75% Notes. On December 27, 2006, Level 3 Financing accepted for purchase approximately 99% of the outstanding 10.75% Notes pursuant to the Tender Offer, and executed a supplemental indenture relating to the 10.75% Notes to remove substantially all of the covenants contained in the indenture relating to the 10.75% Notes. The Tender Offer will expire on January 11, 2007.

Closing of Broadwing Corporation Acquisition. On January 3, 2007, Level 3 completed the acquisition of Broadwing Corporation. The consideration for the acquisition of Broadwing consisted of approximately 122 million shares of Level 3 common stock and approximately $744 million in cash. For a more detailed discussion of the Broadwing acquisition, see Level 3’s Current Report on Form 8-K, filed with the SEC on January 3, 2007, and incorporated herein by reference.

Our principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and our telephone number is (720) 888-1000. Our website is located at www.level3.com. The information on our website is not a part of this prospectus.

The Offering

The following is a brief summary of certain terms of the debentures. For a more complete description of the terms of the debentures, see “Description of Debentures.”

Debentures	$180,000,000 principal amount of 3.125% Convertible Senior Debentures due 2026 of Broadwing Corporation.

Maturity Date	May 15, 2026.

Interest	3.125% per annum on the principal amount, accruing from May 16, 2006, payable semi-annually in arrears in cash on May 15 and November 15 of each year, beginning November 15, 2006.

Ranking	The debentures are unsecured senior obligations of Broadwing and rank equally in right of payment with Broadwing’s existing and future unsecured senior indebtedness. In addition, the debentures rank senior to any of Broadwing’s existing and future subordinated indebtedness. The debentures also rank junior to Broadwing’s secured indebtedness, the extent of the underlying collateral, and will rank junior to any secured indebtedness that Broadwing may incur in the future.

Guarantees	The debentures are guaranteed, jointly and severally, on an unsecured senior basis, by certain of Broadwing’s direct and indirect existing domestic subsidiaries and may be guaranteed by certain future domestic subsidiaries. The debentures are also guaranteed by Level 3. The Guarantees may be released in certain instances. See “Description of Debentures — Debenture Guarantees.”

Conversion

You may convert the debentures into the merger consideration received by the holders of Broadwing common stock in the merger of Level 3 Services, Inc., a wholly owned subsidiary of Level 3, with and into Broadwing (the “Merger”).

In the Merger, each share of common stock of Broadwing was converted into (1) 1.3411 shares of common stock of Level 3 and (2) $8.18 in cash (together, the “Merger Consideration”). The current conversion rate is equivalent to (1) 80.789 shares of Level 3 common stock and (2) $492.77 in cash per $1,000 principal amount of debentures, subject to adjustment in certain circumstances, including for any make-whole amount payable as a result of the Merger. Upon conversion, Level 3 will deliver shares of its common stock and cash.

If you convert your debentures in connection with certain designated events that occur on or prior to May 15, 2013 (including the Merger), as described below opposite the caption “Repurchase at Option of the Holder Upon a Designated Event,” you will also receive a make whole premium on the debentures you convert. A make-whole premium consisting of (1) 14.969 additional shares of Level 3 common stock and (2) an additional $91.31 in cash per $1,000 principal amount of debentures will be paid if holders convert their debentures in connection with the Merger on or prior to February 17, 2007.

Subject to certain exceptions, Broadwing will deliver the Merger Consideration to holders and an amount in cash in lieu of any fractional shares of Level 3 common stock. Broadwing is required to deliver the Merger Consideration and cash in lieu of fractional shares as promptly as practicable after determination of the conversion date, but in no event later than three business days thereafter.

Optional Redemption

Broadwing may not redeem any debentures before May 15, 2013. Beginning on May 15, 2013, Broadwing may redeem some or all of the debentures at any time or from time to time.

Broadwing will give not less than 30 nor more than 60 days notice of any redemption. Upon any redemption, Broadwing will pay a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, and Liquidated Damages, if any, up to, but excluding, the redemption date.

Repurchase at the Option of the Holder	You may require Broadwing to repurchase all or any portion of the debentures for cash on May 15, 2013, May 15, 2016 and May 15, 2021, at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, and Liquidated Damages, if any, up to but excluding the repurchase date. See “Description of Debentures — Repurchase at Option of the Holder.”

Repurchase Upon a Designated Event

If a designated event (as described under “Description of Debentures — Repurchase at Option of the Holder Upon a Designated Event”) occurs prior to maturity, you may require us to repurchase all or part of your debentures for cash at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, and Liquidated Damages, if any, up to but excluding the repurchase date. The Merger constitutes a designated event under the indenture and as a result Broadwing is required to make an offer to repurchase the debentures.

Make Whole Premium Upon a Designated Event

If certain designated events (as described under “Description of Debentures — Repurchase at Option of the Holder Upon a Designated Event”) occur on or prior to May 15, 2013, we will provide for a make whole premium on debentures converted in connection with any such designated event (if applicable) by increasing, for the time period described herein, the conversion rate and accordingly the number of shares issuable upon conversion.

The amount of additional shares, if any, will be determined based on the price paid per share of our common stock in the transaction constituting such designated event and the effective date (as such terms are defined below under “Description of Debentures — Determination of the Make Whole Premium”) for such designated event. However, if such transaction constitutes a public acquirer change of control, in lieu of increasing the conversion rate, we may elect to adjust our conversion obligation as described under “Description of Debentures — Determination of the Make Whole Premium — Conversion after a Public Acquirer Change of Control.”

There will be a make-whole premium consisting of (1) 14.969 additional shares of Level 3 common stock and (2) an additional $91.31 in cash per $1,000 principal amount of debentures payable to holders who convert their debentures in connection with the Merger prior to February 17, 2007.

Events of Default	If an event of default on the debentures has occurred and is continuing, the principal amount of the debentures, plus any accrued and unpaid interest, and Liquidated Damages, if any, may be declared immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of Debentures — Events of Default and Remedies.”

Listing and Trading

The debentures are not listed on any national securities exchange or the Nasdaq National Market. The debentures originally issued in the private placement are eligible for trading on The PORTALSM Market. However, debentures sold pursuant to this prospectus will no longer be eligible for trading on The PORTALSM Market.

Level 3’s common stock is listed on the Nasdaq Global Select Market under the symbol “LVLT.”

RISK FACTORS

Before you invest in the Broadwing debentures or Level 3’s common stock, you should carefully consider the following risks. The risks described below are not the only ones facing Level 3. Additional risks not presently known to Level 3 or that Level 3 currently deems immaterial may also impair Level 3’s business operations. Level 3’s business, financial condition or results of operations could be materially adversely affected by any of these risks.

This prospectus and the information incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Level 3’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by Level 3 described below and elsewhere in this prospectus and the information included or incorporated by reference.

Risks Related to Level 3’s Business

Communications Group

Level 3 needs to continue to increase the volume of traffic on its network or its network will not generate profits.

Level 3 must continue to increase the volume of Internet, data, voice and video transmission on its network, or the Level 3 Network, in order to realize the anticipated cash flow, operating efficiencies and cost benefits of the Level 3 Network. If Level 3 does not maintain its relationship with current customers and develop new large-volume customers, Level 3 may not be able to substantially increase traffic on the Level 3 Network, which would adversely affect its ability to become profitable.

Level 3’s VoIP services have only been sold for a limited period and there is no guarantee that these services will gain broad market acceptance.

Although Level 3 has sold Softswitch based services since the late 1990’s, Level 3 has been selling its Voice-over-IP (or VoIP) services for a limited period of time. As a result, there are many difficulties that Level 3 may encounter, including regulatory hurdles and other problems that Level 3 may not anticipate. To date, Level 3 has not generated significant revenue from the sale of its VoIP services, and there is no guarantee that Level 3 will be successful in generating significant VoIP revenues.

The success of Level 3’s subscriber based VoIP services is dependent on the growth and public acceptance of VoIP telephony.

The success of Level 3’s subscriber based VoIP services is dependent upon future demand for VoIP telephony services. In order for the IP telephony market to continue to grow, several things need to occur. Telephone and cable service providers must continue to invest in the deployment of high speed broadband networks to residential and commercial customers. VoIP networks must continue to improve quality of service for real-time communications, managing effects such as packet jitter, packet loss and unreliable bandwidth, so that toll-quality service can be provided. VoIP telephony equipment and services must achieve a similar level of reliability that users of the public switched telephone network have come to expect from their telephone service, including emergency calling features and capabilities. VoIP telephony service providers must offer cost and feature benefits to their customers that are sufficient to cause the customers to switch away from traditional telephony service providers. If any or all of these factors fail to occur, Level 3’s VoIP services business may not grow.

The prices that Level 3 charges for its communications services have been decreasing, and Level 3 expects that they will continue to decrease over time and Level 3 may be unable to compensate for this lost revenue.

Level 3 expects to continue to experience decreasing prices for its communications services:

•	as Level 3 and its competitors increase transmission capacity on existing and new networks;

•	as a result of Level 3’s current agreements with customers which often contain volume based pricing or other contractually agreed upon decreases in prices during the term of the agreement;

•	through technological advances or otherwise; and

•	as volume based pricing becomes more prevalent.

Accordingly, Level 3’s historical revenue is not indicative of future revenue based on comparable traffic volumes. As the prices for Level 3 communications services decrease for whatever reason, if Level 3 is unable to offer additional services from which it can derive additional revenue or otherwise reduce our operating expenses, Level 3’s operating results will decline and its business and financial results will suffer. Level 3 also continues to expect, excluding the effects of acquisitions, managed modem related revenue to continue to decline in the future primarily due to an increase in the number of subscribers migrating to broadband services and continued pricing pressures and declining customer obligations under contractual arrangements. Level 3 experienced a significant decline in its digital subscriber line or DSL aggregation revenue during 2005, as a significant customer of this service terminated our customer contract during 2005.

Revenue under Level 3’s agreement with SBC Services is expected to decline materially.

As part of Level 3’s acquisition of the communications business of WilTel Communications Group, LLC, or WilTel, it acquired a multi-year contract with SBC Services, Inc. Level 3 refers to this contract as the SBC Master Services Agreement. Recently, SBC Services Inc. became a subsidiary of AT&T, Inc. and announced its intention to migrate the services provided by WilTel to the merged SBC Services, Inc. and AT&T network. WilTel and SBC amended the SBC Master Services Agreement to run through 2009 and it provides a remaining gross margin purchase commitment of $104 million from September 30, 2006 through the end of 2007, and $75 million from January 2008 through the end of 2009. Only purchases by SBC of services on WilTel’s network count toward satisfaction of this purchase commitment. Originating and terminating access charges paid to local phone companies are passed through to SBC in accordance with a formula that approximates cost. Additionally, the SBC Master Services Agreement provides for the payment of $25 million in 2006 and $25 million in 2007 from SBC if certain performance criteria are met by us. Level 3 expects the revenue generated by the SBC Master Services Agreement to decline materially in 2007.

Failure to complete development, testing and introduction of new services, including VoIP services, could affect Level 3’s ability to compete in the industry.

Level 3 continuously develops, tests and introduces new communications services that are delivered over the Level 3 Network. These new services are intended to allow Level 3 to address new segments of the communications marketplace and to compete for additional customers. In certain instances, the introduction of new services requires the successful development of new technology. To the extent that upgrades of existing technology are required for the introduction of new services, the success of these upgrades may be dependent on the conclusion of contract negotiations with vendors and vendors meeting their obligations in a timely manner. In addition, new service offerings, including new VoIP services, may not be widely accepted by Level 3’s customers. If Level 3’s new service offerings are not widely accepted by its customers, Level 3 may terminate those service offerings and be required to impair any assets or information technology used to develop or offer those services. If Level 3 is not able to successfully complete the development and introduction of new services, including new VoIP services, in a timely manner, its business could be materially adversely affected.

Level 3’s communications revenue is concentrated in a limited number of customers.

A significant portion of Level 3’s communications revenue is concentrated among a limited number of customers. If Level 3 lost one or more of these major customers, or if one or more major customers significantly decreased orders for Level 3’s services, Level 3’s communications business would be materially and adversely affected. Revenue from Level 3’s two largest communications customers, Time Warner, Inc. and its subsidiaries, and Verizon Communications, Inc. and its affiliates, represented approximately 18% and 14% of Level 3’s communications revenue for 2005, respectively. America Online, Level 3’s largest managed modem customer and an affiliate of Time Warner, Inc., reduced the number of managed modem ports it purchases from Level 3 by approximately 30% during 2005. Level 3’s future communications operating results will depend on the success of Level 3’s customers and potential customers and its success in selling services to them. If Level 3 were to lose a significant portion of its communications revenue from America Online, Level 3 may not be able to replace this revenue in the short term and its operating losses would increase, which increase may be significant.

In connection with the acquisition of WilTel in December 2005, Level 3 acquired a large customer contract between WilTel and SBC Communications, a subsidiary of AT&T. It is anticipated that the revenue generated by this contract during 2006 will cause SBC Communications to become Level 3’s largest customer based on revenue. Level 3 also expects that the revenue generated under this contract will decline materially over time as SBC Communications migrates its traffic from the Level 3 Network to the merged SBC and AT&T Communications network that SBC Communications acquired from the former AT&T.

During Level 3’s communications business operating history, Level 3 has generated substantial losses, which it expects to continue.

The development of Level 3’s communications business required, and may continue to require, significant expenditures. These expenditures could result in substantial negative cash flow from operating activities and substantial net losses for the near future. For the nine months ended September 30, 2006 and the fiscal year ended December 31, 2005, Level 3 incurred losses from continuing operations of approximately $553 million and $707 million, respectively. Level 3 expects to continue to experience losses, and may not be able to achieve or sustain operating profitability in the future. Continued operating losses could limit Level 3’s ability to obtain the cash needed to expand its network, make interest and principal payments on its debt or fund other business needs. Level 3 will need to continue to expand and adapt its network in order to remain competitive, which may require significant additional funding. During 2005, Level 3 deployed a new generation of optical transmission equipment. Additional expansion and adaptations of the Level 3 Network’s electronic and software components will be necessary in order to respond to:

•	growing number of customers;

•	the development and launching of new services;

•	increased demands by customers to transmit larger amounts of data;

•	changes in customers’ service requirements;

•	technological advances by competitors; and

•	governmental regulations.

Future expansion or adaptation of Level 3’s network will require substantial additional financial, operational and managerial resources, which may not be available at the time. If Level 3 is unable to expand or adapt its network to respond to these developments on a timely basis and at a commercially reasonable cost, its business will be materially adversely affected.

Level 3’s need to obtain additional capacity for its network from other providers increases its costs.

Level 3 continues in some part to lease telecommunications capacity and obtain rights to use dark fiber from both long distance and local telecommunications carriers in order to extend the scope of its network both in the United States and Europe. Any failure by companies leasing capacity to Level 3 to provide timely service to Level 3 would adversely affect Level 3’s ability to serve its customers or increase the costs of doing so. Some of Level 3’s agreements with other providers require the payment of amounts for services whether or not those services are used. Level 3 enters into interconnection agreements with many domestic and foreign local telephone companies, but Level 3 is not always able to do so on favorable terms.

Costs of obtaining local service from other carriers comprise a significant proportion of the operating expenses of long distance carriers. Similarly, a large proportion of the costs of providing international service consists of payments to other carriers. Changes in regulation, particularly the regulation of local and international telecommunication carriers, could indirectly, but significantly, affect Level 3’s competitive position. These changes could increase or decrease the costs of providing Level 3’s services.

Level 3’s business requires the continued development of effective business support systems to implement customer orders and to provide and bill for services.

Level 3’s business depends on its ability to continue to develop effective business support systems and in particular the development of these systems for use by customers who intend to use Level 3’s services in their own service offering. This is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. Business support systems are needed for:

•	implementing customer orders for services;

•	provisioning, installing and delivering these services; and

•	monthly billing for these services.

Because Level 3’s business provides for continued rapid growth in the number and volume of services offered, there is a need to continue to develop these business support systems on a schedule sufficient to meet proposed service rollout dates. The failure to continue to develop effective business support systems could materially adversely affect Level 3’s ability to implement its business plans.

Level 3’s growth may depend upon its successful integration of acquired businesses.

Level 3 and Broadwing entered into the Broadwing Merger Agreement with the expectation that the Broadwing Merger will result in benefits to each company. Achieving the anticipated benefits of the Broadwing Merger will depend in part upon whether Level 3 and Broadwing can integrate their businesses in an efficient and effective manner. In addition, since December 2005, Level 3 has acquired WilTel, Progress Telecom, ICG Communications, TelCove and Looking Glass.

Level 3 may acquire additional businesses from time to time in accordance with its business strategy. The integration of these businesses, Broadwing and any future businesses that Level 3 may acquire involves a number of risks, including, but not limited to:

•	demands on management related to the significant increase in size after the acquisition;

•	the diversion of management’s attention from the management of daily operations to the integration of operations;

•	higher integration costs than anticipated;

•	failure to achieve expected synergies and costs savings;

•	difficulties in the assimilation and retention of employees;

•	difficulties in the assimilation of different cultures and practices, as well as in the assimilation of broad and geographically dispersed personnel and operations; and

•	difficulties in the integration of departments, systems, including accounting systems, technologies, books and records and procedures, as well as in maintaining uniform standards, controls, including internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, procedures and policies.

If Level 3 cannot successfully integrate acquired businesses or operations, Level 3 may experience material negative consequences to its business, financial condition or results of operations. Successful integration of these acquired businesses or operations will depend on Level 3’s ability to manage these operations, realize opportunities for revenue growth presented by strengthened service offerings and expanded geographic market coverage and, to some degree, to eliminate redundant and excess costs. Because of difficulties in combining geographically distant operations, Level 3 may not be able to achieve the benefits that it hopes to achieve as a result of the acquisitions.

Level 3 may not be able to realize the benefits from and integrate recently acquired operations.

The completion of Level 3’s acquisitions of WilTel, Progress Telecom, ICG Communications, TelCove, Looking Glass and Broadwing, as well as any future acquisitions, create risks associated with Level 3’s ability to realize benefits of and integrate recently acquired operations. Some of these risks include:

•	difficulties assimilating the personnel and operations of the recently acquired operations;

•	loss of key personnel of the recently acquired operations;

•	loss of customers post-integration;

•	disruption of ongoing business and additional burdens on Level 3’s management team;

•	higher integration costs than anticipated;

•	failure to achieve expected synergies and costs savings;

•	difficulties in maintaining uniform standards, controls, procedures and policies; and

•	difficulties in ensuring accurate and timely reporting of financial information.

Level 3 cannot be certain that it will realize the benefits from the recent and proposed acquisitions that it anticipates, or that Level 3 will be able to integrate the recently acquired operations successfully. If Level 3 fails to integrate the recently acquired operations efficiently or realize the anticipated benefits, it could have a material adverse effect on Level 3’s business, financial condition, results of operations and future prospects.

Level 3 may be unable to hire and retain sufficient qualified personnel; the loss of any of its key executive officers could adversely affect Level 3.

Level 3 believes that its future success will depend in large part on its ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. Level 3 has experienced significant competition in attracting and retaining personnel who possess the skills that it is seeking. As a result of this significant competition, Level 3 may experience a shortage of qualified personnel.

Level 3’s businesses are managed by a small number of key executive officers, particularly James Q. Crowe, Chief Executive Officer, Kevin J. O’Hara, President and Chief Operating Officer and Charles C. Miller, III, Vice Chairman and Executive Vice President. The loss of any of these key executive officers could have a material adverse effect on Level 3.

Level 3 must obtain and maintain permits and rights-of-way to operate its network.

If Level 3 is unable, on acceptable terms and on a timely basis, to obtain and maintain the franchises, permits and rights-of-way needed to expand and operate its network, its business could be materially adversely affected. In addition, the cancellation or nonrenewal of the franchises, permits or rights-of-way that are obtained could materially adversely affect Level 3. Level 3’s communications operating subsidiaries are defendants in several lawsuits that the plaintiffs have sought to have certified as class actions that, among other things, challenge the subsidiaries’ use of rights-of-way. It is likely that additional suits challenging use of Level 3’s rights-of-way will occur and that those plaintiffs also will seek class certification. The outcome of this litigation may increase Level 3’s costs and adversely affect its operating results.

Termination of relationships with key suppliers could cause delay and costs.

Level 3 is dependent on third-party suppliers for fiber, computers, software, optronics, transmission electronics and related components that are integrated into its network. If any of these relationships is terminated or a supplier fails to provide reliable services or equipment and Level 3 is unable to reach suitable alternative arrangements quickly, Level 3 may experience significant additional costs. If that happens, Level 3 could be materially adversely affected.

Rapid technological changes can lead to further competition.

The communications industry is subject to rapid and significant changes in technology. In addition, the introduction of new services or technologies, as well as the further development of existing services and technologies may reduce the cost or increase the supply of certain services similar to those that Level 3 provides. As a result, Level 3’s most significant competitors in the future may be new entrants to the communications and information services industries. These new entrants may not be burdened by an installed base of outdated equipment. Future success depends, in part, on the ability to anticipate and adapt in a timely manner to technological changes. Technological changes and the resulting competition could have a material adverse effect on Level 3.

Increased industry capacity and other factors could lead to lower prices for Level 3’s services.

Additional network capacity available from Level 3’s competitors may cause significant decreases in the prices for the services that it offers. Prices may also decline due to capacity increases resulting from technological advances and strategic acquisitions. Increased competition has already led to a decline in rates charged for various telecommunications services.

Level 3 is subject to significant regulation that could change in an adverse manner.

Communications services are subject to significant regulation at the federal, state, local and international levels. These regulations affect Level 3 and its existing and potential competitors. Delays in receiving required regulatory approvals (including approvals relating to acquisitions or financing activities), completing interconnection agreements with incumbent local exchange carriers or the enactment of new and adverse regulations or regulatory requirements may have a material adverse effect on Level 3. In addition, future legislative, judicial and regulatory agency actions could have a material adverse effect on Level 3.

Federal legislation provides for a significant deregulation of the U.S. telecommunications industry, including the local exchange, long distance and cable television industries. This legislation remains subject to judicial review and additional Federal Communications Commission, or FCC, rulemaking. As a result, Level 3 cannot predict the legislation’s effect on its future operations. Many regulatory actions are under way or are being contemplated by federal and state authorities regarding important items. These actions could have a material adverse effect on Level 3’s business.

States also often require prior approvals or notifications for certain transfers of assets, customers or ownership of certificated carriers and for issuances by certified carriers of equity or debt.

Level 3 may lose customers if Level 3 experiences system failures that significantly disrupt the availability and quality of the services that it provides.

Level 3’s operations depend on its ability to avoid and mitigate any interruptions in service or reduced capacity for customers. Interruptions in service or performance problems, for whatever reason, could undermine confidence in its services and cause Level 3 to lose customers or make it more difficult to attract new ones. In addition, because many of Level 3’s services are critical to the businesses of many of its customers, any significant interruption in service could result in lost profits or other loss to customers. Although Level 3 attempts to disclaim liability in its service agreements, a court might not enforce a limitation on liability, which could expose Level 3 to financial loss. In addition, Level 3 often provides its customers with guaranteed service level commitments. If Level 3 is unable to meet these guaranteed service level commitments as a result of service interruptions, Level 3 may be obligated to provide credits, generally in the form of free service for a short period of time, to its customers, which could negatively affect its operating results.

The failure of any equipment or facility on Level 3’s network, including the network operations control center and network data storage locations, could result in the interruption of customer service until necessary repairs are effected or replacement equipment is installed. Network failures, delays and errors could also result from natural disasters, terrorist acts, power losses, security breaches and computer viruses. These failures, faults or errors could cause delays, service interruptions, expose Level 3 to customer liability or require expensive modifications that could significantly hurt its business.

Intellectual property and proprietary rights of others could prevent Level 3 from using necessary technology to provide its services.

If technology that is necessary for Level 3 to provide its services were held under patent by another person, Level 3 would have to negotiate a license for the use of that technology. Level 3 may not be able to negotiate such a license at a price that is acceptable. The existence of such patents, or Level 3’s inability to negotiate a license for any such technology on acceptable terms, could force Level 3 to cease using the technology and offering services incorporating the technology.

To the extent that Level 3 is subject to litigation regarding the ownership of its intellectual property, this litigation could:

•	be time-consuming and expensive;

•	divert attention and resources away from Level 3’s daily business;

•	impede or prevent delivery of Level 3’s services; and

•	require Level 3 to pay significant royalties, licensing fees and damages.

Parties making claims of infringement may be able to obtain injunctive or other equitable relief that could effectively block Level 3’s ability to provide its services and could cause Level 3 to pay substantial damages. In the event of a successful claim of infringement, Level 3 may need to obtain one or more licenses from third parties, which may not be available at a reasonable cost, if at all. The defense of any lawsuit could result in time-consuming and expensive litigation, regardless of the merits of such claims, and could also result in damages, license fees, royalty payments and restrictions on Level 3’s ability to provide services, any of which could harm its business.

Canadian law currently does not permit Level 3 to offer services directly in Canada.

Ownership of facilities that originate or terminate traffic in Canada is currently limited to Canadian carriers. This restriction hinders Level 3’s entry into the Canadian market unless appropriate arrangements can be made to address it.

Potential regulation of Internet service providers in the United States could adversely affect Level 3’s operations.

The FCC has to date treated Internet service providers as enhanced service providers. In addition, Congress has to date not sought to heavily regulate the provision of IP-based services. Both Congress and the FCC are considering proposals that involve greater regulation of IP-based service providers. Depending on the content and scope of any regulations, the imposition of such regulations could have a material adverse effect on Level 3’s business and the profitability of its services.

The communications industry is highly competitive with participants that have greater resources and a greater number of existing customers.

The communications industry is highly competitive. Many of Level 3’s existing and potential competitors have financial, personnel, marketing and other resources significantly greater than Level 3. Many of these competitors have the added competitive advantage of a larger existing customer base. In addition, significant new competition could arise as a result of:

•	the consolidation in the industry, led by AT&T and Verizon;

•	allowing foreign carriers to compete in the U.S. market;

•	further technological advances; and

•	further deregulation and other regulatory initiatives.

If Level 3 is unable to compete successfully, Level 3’s business could be significantly hurt.

Level 3 may be unable to successfully identify, manage and assimilate future acquisitions, investments and strategic alliances, which could adversely affect its results of operations.

Level 3 continually evaluates potential investments and strategic opportunities to expand its network, enhance connectivity and add traffic to the network. In the future, Level 3 may seek additional investments, strategic alliances or similar arrangements, which may expose Level 3 to risks such as:

•	the difficulty of identifying appropriate investments, strategic allies or opportunities;

•	the possibility that senior management may be required to spend considerable time negotiating agreements and monitoring these arrangements;

•	the possibility that definitive agreements will not be finalized;

•	potential regulatory issues applicable to the telecommunications business;

•	the loss or reduction in value of the capital investment;

•	the inability of management to capitalize on the opportunities presented by these arrangements; and

•	the possibility of insolvency of a strategic ally.

There can be no assurance that Level 3 would successfully overcome these risks or any other problems encountered with these investments, strategic alliances or similar arrangements.

Other Operations

Environmental liabilities from Level 3’s historical operations could be material.

Environmental liabilities from Level 3’s historical operations could be material. Level 3’s operations and properties are subject to a wide variety of laws and regulations relating to environmental protection, human health and safety. These laws and regulations include those concerning the use and management of hazardous and non-hazardous substances and wastes. Level 3 has made and will continue to make significant expenditures relating to its environmental compliance obligations. Level 3 may not at all times be in compliance with all of these requirements.

In connection with certain historical operations, Level 3 has responded to or been notified of potential environmental liability at approximately 148 properties as of December 31, 2005. Level 3 is engaged in addressing or has liquidated 70 of those properties. Of these: (a) Level 3 has formal commitments or other potential future costs at 13 sites; (b) there are 11 sites with minimal future costs; (c) there are 12 sites with unknown future costs and (d) there are 34 sites with no likely future costs. The remaining 78 properties have been dormant for several years. Level 3 could be held liable, jointly or severally, and without regard to fault, for such investigation and remediation. The discovery of additional environmental liabilities related to historical operations or changes in existing environmental requirements could have a material adverse effect on Level 3.

Potential liabilities and claims arising from coal operations could be significant.

Level 3’s coal operations are subject to extensive laws and regulations that impose stringent operational, maintenance, financial assurance, environmental compliance, reclamation, restoration and closure requirements.

These requirements include those governing air and water emissions, waste disposal, worker health and safety, benefits for current and retired coal miners, and other general permitting and licensing requirements. Level 3 may not at all times be in compliance with all of these requirements. Liabilities or claims associated with this non-compliance could require us to incur material costs or suspend production. Mine reclamation costs that exceed reserves for these matters also could require Level 3 to incur material costs.

General

If Level 3 is unable to comply with the restrictions and covenants in its debt agreements, there would be a default under the terms of these agreements, and this could result in an acceleration of payment of funds that have been borrowed.

If Level 3 was unable to comply with the restrictions and covenants in any of its debt agreements, there would be a default under the terms of those agreements. As a result, borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, there can be no assurance that Level 3 would be able to make necessary payments to the lenders or that Level 3 would be able to find alternative financing. Even if Level 3 was able to obtain alternative financing, there can be no assurance that it would be on terms that are acceptable.

Level 3 has substantial debt, which may hinder its growth and put Level 3 at a competitive disadvantage.

Level 3’s substantial debt may have important consequences, including the following:

•	the ability to obtain additional financing for acquisitions, working capital, investments and capital or other expenditure could be impaired or financing may not be available on acceptable terms;

•	a substantial portion of Level 3’s cash flow will be used to make principal and interest payments on outstanding debt, reducing the funds that would otherwise be available for operations and future business opportunities;

•	a substantial decrease in cash flows from operating activities or an increase in expenses could make it difficult to meet debt service requirements and force modifications to operations;

•	Level 3 has more debt than certain of our competitors, which may place Level 3 at a competitive disadvantage; and

•	substantial debt may make Level 3 more vulnerable to a downturn in business or the economy generally.

Level 3 had substantial deficiencies of earnings to cover fixed charges of approximately $504 million for the nine months ended September 30, 2006. Level 3 had deficiencies of earnings to cover fixed charges of $634 million for the fiscal year ended December 31, 2005, $409 million for the fiscal year ended December 31, 2004, $681 million for the fiscal year 2003, $936 million for the fiscal year 2002 and $4,356 million for the fiscal year 2001.

Level 3 may not be able to repay its existing debt; failure to do so or refinance the debt could prevent Level 3 from implementing its strategy and realizing anticipated profits.

If Level 3 was unable to refinance its debt or to raise additional capital on acceptable terms, Level 3’s ability to operate its business would be impaired. As of September 30, 2006, on an as adjusted basis giving effect to (i) the issuance of the 9.25% Senior Notes and (ii) the purchase of all of the outstanding 10.75% Notes in the Tender Offer, Level 3 had an aggregate of approximately $7.403 billion of long-term debt on a consolidated basis, excluding discount and fair value adjustments, and including current maturities, and approximately $507 million of stockholders’ equity. Level 3’s ability to make interest and principal payments on its debt and borrow additional funds on favorable terms depends on the future performance of the business. If Level 3 does not have enough cash flow in the future to make interest or principal payments on its debt, Level 3 may be required to refinance all or a part of its debt or to raise additional capital. Level 3 cannot assure you that it will be able to refinance its debt or raise additional capital on acceptable terms.

Restrictions and covenants in Level 3’s debt agreements limit its ability to conduct its business and could prevent Level 3 from obtaining needed funds in the future.

Level 3’s debt and financing arrangements contain a number of significant limitations that restrict its ability to, among other things:

•	borrow additional money or issue guarantees;

•	pay dividends or other distributions to stockholders;

•	make investments;

•	create liens on assets;

•	sell assets;

•	enter into sale-leaseback transactions;

•	enter into transactions with affiliates; and

•	engage in mergers or consolidations.

If certain transactions occur with respect to Level 3’s capital stock, Level 3 may be unable to fully utilize its net operating loss carryforwards to reduce its income taxes.

As of December 31, 2005, Level 3 had net operating loss carryforwards of approximately $5.9 billion for federal income tax purposes. If certain transactions occur with respect to Level 3’s capital stock that result in a cumulative ownership change of more than 50 percentage points by 5-percent shareholders over a three-year period as determined under rules prescribed by the U.S. Internal Revenue Code and applicable regulations, annual limitations would be imposed with respect to Level 3’s ability to utilize its net operating loss carryforwards and certain current deductions against any taxable income it achieves in future periods. Level 3 has entered into transactions over the last three years resulting in significant cumulative changes in the ownership of its capital stock. Additional transactions could cause Level 3 to incur a 50 percentage point ownership change by 5% shareholders and, if Level 3 triggers the above-noted Internal Revenue Code imposed limitations, prevent it from fully utilizing net operating loss carryforwards and certain current deductions to reduce income taxes. Level 3 does not believe its net operating loss carryforwards will be limited in 2006 or thereafter, based on information available at the time of this offering.

Increased scrutiny of financial disclosure, particularly in the telecommunications industry in which Level 3 operates, could adversely affect investor confidence, and any restatement of earnings could increase litigation risks and limit Level 3’s ability to access the capital markets.

Congress, the SEC, other regulatory authorities and the media are intensely scrutinizing a number of financial reporting issues and practices. Although all businesses face uncertainty with respect to how the U.S. financial disclosure regime may be impacted by this process, particular attention has been focused recently on the telecommunications industry and companies’ interpretations of generally accepted accounting principles.

If Level 3 was required to restate its financial statements as a result of a determination that Level 3 had incorrectly applied generally accepted accounting principles, that restatement could adversely affect its ability to access the capital markets or the trading price of its securities. The recent scrutiny regarding financial reporting has also resulted in an increase in litigation in the telecommunications industry. There can be no assurance that any such litigation against Level 3 would not materially adversely affect its business or the trading price of Level 3’s securities.

Terrorist attacks and other acts of violence or war may adversely affect the financial markets and Level 3’s business.

Since the September 11, 2001 terrorist attacks and subsequent events, there has been considerable uncertainty in world financial markets. The full effect on the financial markets of these events, as well as concerns about future terrorist attacks, is not yet known. They could, however, adversely affect Level 3’s ability to obtain financing on terms acceptable to Level 3, or at all.

There can be no assurance that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly affect Level 3’s physical facilities or those of Level 3’s customers. These events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and world financial markets and economy. Any of these occurrences could materially adversely affect Level 3’s business.

Level 3’s international operations and investments expose Level 3 to risks that could materially adversely affect the business.

Level 3 has operations and investments outside of the United States, as well as rights to undersea cable capacity extending to other countries, that expose Level 3 to risks inherent in international operations. These include:

•	general economic, social and political conditions;

•	the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

•	tax rates in some foreign countries may exceed those in the U.S.;

•	foreign currency exchange rates may fluctuate, which could adversely affect our results of operations and the value of Level 3’s international assets and investments;

•	foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•	difficulties and costs of compliance with foreign laws and regulations that impose restrictions on Level 3’s investments and operations, with penalties for noncompliance, including loss of licenses and monetary fines;

•	difficulties in obtaining licenses or interconnection arrangements on acceptable terms, if at all; and

•	changes in U.S. laws and regulations relating to foreign trade and investment.

Risks Related to an Investment in Level 3’s Common Stock

Additional issuances of equity securities by Level 3 would dilute the ownership of Level 3’s existing stockholders.

Level 3 may issue equity in the future in connection with acquisitions or strategic transactions, to adjust its ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of operations or for other purposes. Level 3 may issue shares of common stock at prices or for consideration that is greater than or less than the consideration for which this common stock is being offered. To the extent Level 3 issues additional equity securities, your percentage ownership of Level 3’s common stock would be reduced.

If a large number of shares of Level 3’s common stock is sold in the public market, the sales could reduce the trading price of Level 3’s common stock and impede its ability to raise future capital.

Level 3 cannot predict what effect, if any, future issuances of Level 3’s common stock will have on the market price of its common stock. In addition, shares of Level 3 common stock that are issued in connection with an acquisition may not be subject to resale restrictions. The market price of Level 3 common stock could drop significantly if certain large holders of Level 3 common stock, or recipients of Level 3 common stock in connection with an acquisition, sell all or a significant portion of their shares of common stock or are perceived by the market as intending to sell these shares other than in an orderly manner. In addition, these sales could impair Level 3 ability to raise capital through the sale of additional common stock in the capital markets.

Anti-takeover provisions in Level 3’s charter and by-laws could limit the share price and delay a change of management.

Level 3’s restated certificate of incorporation and by-laws contain provisions that could make it more difficult or even prevent a third party from acquiring Level 3 without the approval of the incumbent board of directors. These provisions, among other things:

•	prohibit stockholder action by written consent in place of a meeting;

•	limit the right of stockholders to call special meetings of stockholders;

•	limit the right of stockholders to present proposals or nominate directors for election at annual meetings of stockholders; and

•	authorize the board of directors to issue preferred stock in one or more series without any action on the part of stockholders.

In addition, the terms of most of Level 3’s long term debt require that upon a “change of control,” as defined in the agreements that contain the terms and conditions of the long term debt, Level 3 make an offer to purchase the outstanding long term debt at either 100% or 101% of the aggregate principal amount of that long term debt.

These provisions could limit the price that investors might be willing to pay in the future for shares of Level 3 common stock and significantly impede the ability of the holders of the common stock to change management. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of our common stock.

The market price of Level 3’s common stock has been subject to volatility and, in the future, the market price of Level 3’s common stock may fluctuate substantially due to a variety of factors.

The market price of Level 3 common stock has been subject to volatility and, in the future, the market price of Level 3’s common stock may fluctuate substantially due to a variety of factors, including:

•	the depth and liquidity of the trading market for Level 3 common stock;

•	quarterly variations in actual or anticipated operating results;

•	changes in estimated earnings by securities analysts;

•	market conditions in the communications and information services industries;

•	announcement and performance by competitors;

•	regulatory actions; and

•	general economic conditions.

In addition, in recent months the stock market generally has experienced significant price and volume fluctuations. Those market fluctuations could have a material adverse effect on the market price or liquidity of Level 3’s common stock.

Certain Non-U.S. Holders may be subject to adverse U.S. federal income tax considerations.

Generally, if a non-U.S. holder, who owns more than 5% of Level 3’s outstanding common stock disposes of common stock, such holder may be subject to U.S. federal income or withholding tax on any gain recognized on the disposition as income effectively connected with a U.S. trade or business if Level 3 were a “U.S. real property holding corporation” at any time during the shorter of the five years before the disposition or the holding period of the holder. In addition, if Level 3’s common stock is not considered to be regularly traded on an established securities market at such time, a non-U.S. holder may be subject to such tax on any gain recognized on the disposition of common stock without regard to the value of the common stock owned by such holder. Level 3 may be, or may become, a U.S. real property holding corporation.

Risks Relating to the Debentures

There is no established trading market for the debentures.

There is no established trading market for the debentures and there can be no assurance as to:

•	the liquidity of any such market that may develop;

•	the ability of holders of debentures to sell their debentures; or

•	the price at which the holders of debentures would be able to sell their debentures.

If such a market were to exist, the debentures could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

Broadwing’s subsidiaries must make payments to Broadwing in order for Broadwing to make payments on the debentures, and Parent’s subsidiaries must make payments to Parent in order for Parent to make payment on its obligations as a guarantor of the debentures.

Broadwing is a holding company with no material assets other than the stock of its subsidiaries. Accordingly, Broadwing will depend upon dividends, loans or other distributions or payments from its subsidiaries, or capital contributions from Parent, to generate the funds necessary to meet its financial obligations, including its obligations to pay you as a holder of debentures. Broadwing’s subsidiaries may not generate earnings sufficient to enable it to meet its payment obligations. Broadwing’s subsidiaries are legally distinct from it and, unless they guarantee the debentures, have no obligation to pay amounts due on Broadwing’s debt or to make funds available to it for such payment. Similarly, Parent, Broadwing’s parent company and a guarantor of the debentures, is a holding company with no material assets other than investments in its subsidiaries. Accordingly, Parent depends upon dividends, loans or other distributions or payments from its subsidiaries, including Broadwing, to generate the funds necessary to meet its financial obligations, including its obligations as a guarantor of the debentures. Future debt of certain of Broadwing’s subsidiaries may prohibit the payment of dividends or the making of loans or advances to Parent or Broadwing. In addition, the ability of such subsidiaries to make such payments, loans or advances is limited by the laws of the relevant states in which such subsidiaries are organized or located. In certain circumstances, the prior or subsequent approval of such payments, loans or advances is required from applicable regulatory bodies or other governmental entities. To the extent Broadwing cannot access the cash flow of its subsidiaries, and Parent is unable to access the cash flow of its subsidiaries, including Broadwing, Broadwing may not have access to sufficient cash to repay the debentures, and Parent may not have sufficient cash to comply with its guarantee obligations on the debentures.

Because the debentures are structurally subordinated to the obligations of Broadwing’s subsidiaries, you may not be fully repaid if Broadwing becomes insolvent.

Substantially all of Broadwing’s operating assets are held directly by its subsidiaries. The debentures are structurally subordinated to the debt, preferred stock and other obligations of Broadwing’s subsidiaries that are not guarantors.

Parent has substantial existing debt and could incur substantial additional debt, so it may be unable to make payments on its guarantee of the debentures.

As of September 30, 2006, on a pro forma, as adjusted, basis giving effect to the issuance of the 9.25% senior notes of Level 3 Financing, Inc. and the purchase of all the outstanding 10.75% Notes of Level 3 Financing, Inc. in the Tender Offer, Parent had on a consolidated basis approximately $7.403 billion of total indebtedness, excluding discount and fair value adjustments. The indentures relating to each issue of Parent’s outstanding notes permit it to incur substantial additional debt. The substantial level of debt makes it more difficult for Parent to honor its obligations under its guarantee of the debentures. Substantial amounts of Parent’s existing debt will, and its future debt may, mature prior to the debentures. In addition, Level 3 had, on a consolidated basis, deficiencies in its ratio of earnings to fixed charges and preferred stock dividends of approximately $504 million for the nine months ended September 30, 2006. The Company had deficiencies of $634 million for the fiscal year ended 2005, approximately $409 million for the fiscal year ended 2004 and, approximately $681 million for the fiscal year ended 2003. See “Ratio of Earnings to Fixed Charges.” Level 3 may not become profitable or sustain profitability in the future. Accordingly, Broadwing may not have access to sufficient funds to make payments on the debentures.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

The debentures are guaranteed by Parent and certain subsidiaries of Broadwing. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee; and

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

USE OF PROCEEDS

Neither Broadwing nor Level 3 will not receive any of the proceeds from the sale of the debentures or the shares of Level 3 common stock by the selling stockholders.

DIVIDEND POLICY

Level 3’s current dividend policy, in effect since April 1998, is to retain future earnings for use in Level 3’s business. As a result, Level 3’s management does not anticipate paying any cash dividends on shares of common stock for the foreseeable future. In addition, Level 3 is effectively restricted under certain covenants in its debt agreements from paying cash dividends on shares of its common stock.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS OF

LEVEL 3 COMMUNICATIONS, INC.

The ratio of earnings to fixed charges for each of the periods indicated was as follows:

	Nine Months Ended September 30, 2006	Fiscal Year Ended December 31,
		2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	—	—	—	—	—	—

For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations, plus fixed charges (excluding capitalized interest but including amortization of capitalized interest). Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by Level 3 to be representative of the interest factor. Level 3 had deficiencies of earnings to fixed charges of $504 million for the nine months ended September 30, 2006, $634 million for the fiscal year ended December 31, 2005, $409 million for the fiscal year ended December 31, 2004, $681 million for the fiscal year ended December 31, 2003, $936 million for the fiscal year ended December 31, 2002 and $4,356 million for the fiscal year ended December 31, 2001.

DESCRIPTION OF DEBENTURES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the words “Broadwing,” “we,” “our” and “us” refer only to Broadwing Corporation and not to any of its subsidiaries or to Level 3.

Broadwing issued the debentures under an indenture among itself, the Guarantors and The Bank of New York Trust Company, National Association (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee, dated as of May 16, 2006, in a private transaction not subject to the registration requirements of the Securities Act. The indenture was amended by a First Supplemental Indenture, dated as of January 3, 2007, by and among Broadwing, the Guarantors, Level 3 and the trustee and a Second Supplemental Indenture, dated as of January 3, 2007, by and among Broadwing, Sister Subsidiary, the Guarantors, Level 3 and the trustee. The terms of the debentures include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement, which are each incorporated by reference as an exhibit to the registration statement to which this prospectus relates, because they, and not this description, define your rights as holders of the debentures. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a debenture will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Debentures and the Debenture Guarantees

The Debentures. The debentures:

•	are general unsecured obligations of Broadwing;

•	are pari passu in right of payment to all existing and future unsecured senior Indebtedness of Broadwing;

•	are effectively junior to the extent of any collateral securing any existing or future secured Indebtedness;

•	are senior in right of payment to any future subordinated Indebtedness of Broadwing;

•	are convertible into cash and shares of Level 3 common stock as described below; and

•	are unconditionally guaranteed by each of the Guarantors and by Level 3, the Parent Guarantor.

The Debenture Guarantees. The debentures are guaranteed by certain of Broadwing’s existing Domestic Subsidiaries and may be guaranteed by certain of Broadwing’s future Domestic Subsidiaries.

Each guarantee of the debentures:

•	is a general unsecured obligation of the Guarantor;

•	is pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor;

•	is effectively junior to the extent of any collateral securing any existing or future secured Indebtedness of that Guarantor; and

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor.

Our existing and future Foreign Subsidiaries and Immaterial Subsidiaries will not guarantee the debentures. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated less than 1.0% of our consolidated revenues in 2005 and held less than 1.0% of our consolidated assets as of December 31, 2005.

The Parent Guarantee. The debentures are guaranteed by Level 3, the Parent Guarantor.

Principal, Maturity and Interest

The debentures are limited to $180,000,000 in aggregate principal amount (which includes the Initial Purchasers’ exercise in full of their option to purchase an additional $30,000,000 of debentures in the private placement). The debentures and the additional debentures subsequently issued under the Initial Purchasers’ purchase option are treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Broadwing issued the debentures in denominations of $1,000 and integral multiples of $1,000. The debentures will mature on May 15, 2026 unless earlier converted, redeemed or repurchased.

Interest on the debentures accrues at the rate of 3.125% per annum and is payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2006. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the debentures. Broadwing will make each interest payment to the holders of record at the close of business on the immediately preceding May 1 and November 1.

Interest on the debentures will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

We will not pay interest or Liquidated Damages accrued and unpaid on any debentures that are converted into the Merger Consideration except as stated otherwise below herein.

General

Neither Broadwing nor any of its Subsidiaries are subject to any financial covenants under the indenture. In addition, neither Broadwing nor any of its Subsidiaries are restricted under the indenture from paying dividends, making investments, incurring debt or issuing or repurchasing our securities including any subordinated debt or equity securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of Broadwing except to the extent described below under “— Repurchase at Option of the Holder” and “— Repurchase at Option of the Holder Upon a Designated Event.”

Methods of Receiving Payments on the Debentures

If a holder of debentures has given wire transfer instructions to Broadwing, Broadwing will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s debentures in accordance with those instructions. All other payments on the debentures will be made at the office or agency of the paying agent and registrar in The City of New York, Borough of Manhattan, unless Broadwing elects to make interest payments by check mailed to the debenture holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Debentures

The trustee is the paying agent and registrar. Broadwing may change the paying agent or registrar without prior notice to the holders of the debentures, and Broadwing or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange debentures in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of debentures. Holders will be required to pay all transfer or similar taxes due on transfer. Broadwing will not be required to transfer or exchange any debenture selected for redemption. Also, Broadwing will not be required to transfer or exchange any debenture for a period of 15 days before a selection of debentures to be redeemed.

Debenture Guarantees

The debentures are guaranteed by certain of Broadwing’s current Domestic Subsidiaries and may be guaranteed by certain of Broadwing’s future Domestic Subsidiaries. These Debenture Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Debenture Guarantee are limited as necessary to prevent that Debenture Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes may allow courts to void or subordinate guarantees and other laws may limit payment under the subsidiary guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Broadwing or another Guarantor, unless:

1.	immediately after giving effect to that transaction, no Default or Event of Default exists; and

2.	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Debenture Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee.

The Debenture Guarantee of a Guarantor will be released:

1.	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Broadwing or a Subsidiary of Broadwing; or

2.	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Broadwing or a Subsidiary of Broadwing.

The Parent Guarantee. The debentures are guaranteed by Level 3, the Parent Guarantor.

Conversion of the Debentures

Subject to the procedures described below, holders may convert any of their debentures, in whole or in part, at any time prior to the close of business on the business day immediately preceding the final maturity date of the debentures, into the merger consideration received by holders of our common stock in the merger of Level 3 Services, Inc., a wholly owned subsidiary of Level 3, with and into us. In the merger, each share of our common stock was converted into (1) 1.3411 shares of Level 3 common stock and (2) $8.18 in cash. The current conversion rate is equivalent to (i) 80.789 shares of Level 3 common stock and (ii) $492.77 in cash per $1,000 principal amount of debentures. In addition, a make-whole premium consisting of (x) 14.969 additional shares of Level 3 common stock and (2) an additional $91.31 in cash per $1,000 principal amount of debentures will be payable if holders convert their debentures prior to February 17, 2007. If a holder converts debentures on any date when we are required to pay Liquidated Damages as described under “—Registration Rights; Liquidated Damages,” the conversion rate shall be multiplied by 103%. A holder may convert debentures in part so long as such part is $1,000 principal amount or a multiple of $1,000.

To convert your debentures into the merger consideration, as described below under “—Conversion,” a holder must do the following:

•	complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver such notice to the conversion agent, which will initially be the trustee;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements will be the conversion date under the indenture. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. If a holder’s interest is a beneficial interest in a global debenture, in order to convert, such holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global debenture. A certificate, or a book-entry transfer through DTC, for the number of shares of our common stock deliverable upon conversion together with a cash payment for any fractional shares as described below under “— Conversion,” will be delivered through the conversion agent as promptly as practicable following the date on which we determine the amount of cash and the number of shares of Level 3 common stock and cash in lieu of fractional shares to be received, but in no event later than the third business day thereafter. See “— Conversion.”

If we call debentures for redemption, holders may convert the debentures only until the close of business on the business day immediately preceding the redemption date, after which time holders’ right to convert will expire unless we default in the payment of the redemption price. If a holder has already delivered a repurchase notice or a designated event repurchase notice with respect to a debenture called for redemption, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

Notwithstanding the foregoing, if debentures are converted after a record date but prior to the next interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable and Liquidated Damages, if any, on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest and Liquidated Damages, if any, payable on the debentures so converted; provided that no such interest payment and Liquidated Damages, if any, need be made to Broadwing (i) if we have specified a redemption date that is after a record date but on or prior to the next interest payment date, (ii) if we have specified a repurchase date following a designated event that is after a record date but on or prior to the next interest payment date, or (iii) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such debenture.

Notice of Specified Corporate Transactions

If we elect to:

•	distribute to all holders of our common stock rights, warrants or options to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing prices of our common stock for the ten days immediately preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of our common stock on the day preceding the declaration date for such distribution;

we must notify the trustee and the holders of debentures at least ten days prior to the ex-dividend date for such distribution.

In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, we must notify the trustee and the holders of the debentures at least ten days prior to the record date for such transaction, or if there is no record date, at least ten trading days prior to the anticipated effective date for such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property (regardless of whether the transaction constitutes a fundamental change), then after the effective date of the transaction, the holders’ rights to convert debentures into shares of our common stock will be changed into the right to convert debentures into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its debentures immediately prior to the transaction. If the transaction also constitutes a designated event, as defined below under “— Repurchase at Option of the Holder Upon a Designated Event,” the holder can require us to repurchase all or a portion of its debentures as described under “— Repurchase at Option of the Holder Upon a Designated Event.”

Notice of Certain Designated Events

We must give notice (the “effective date notice”) to all record holders and to the trustee at least ten days prior to the anticipated effective date of any transaction described in clause (3) of the definition of a fundamental change, as limited by the paragraph following the definition of a fundamental change (both as set forth under “—Repurchase at the Option of the Holder upon a Designated Event”).

Holders converting debentures in connection with the designated event that is the subject of an effective date notice will not receive payment on the debentures they surrender for conversion in connection with such designated event until the applicable stock price (as defined under “—Determination of the Make Whole Premium — General”) has been determined. If holders convert their debentures following the effective date of such designated event, then the holders’ rights to convert debentures into shares of our common stock will be changed into the right to convert debentures into the kind and amount of such cash, securities or other property that the holder would have received if the holder had converted its debentures immediately prior to such designated event.

Notwithstanding delivery of the effective date notice by us as described above, no make whole premium will be payable if the related designated event does not occur.

Conversion Rate Adjustments

The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

1.	the payment or issuance of common stock as a dividend or distribution on Level 3’s common stock;

2.	the issuance to all holders of Level 3’s common stock of rights, warrants or options to purchase Level 3’s common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing prices for the ten trading days preceding the declaration date for such distribution; provided that the conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised;

3.	subdivisions, splits or combinations of Level 3’s common stock;

4.	distributions to all holders of Level 3’s common stock of shares of Level 3’s capital stock, evidences of indebtedness, property or assets, including rights, warrants, options and other securities but excluding dividends or distributions covered by clauses (1) or (2) above or any dividend or distribution paid exclusively in cash; in the event that we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the ten trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the Nasdaq National Market or such other principal national or regional exchange or market on which the securities are then listed or quoted;

5.	the payment of cash as a dividend or distribution on Level 3’s common stock, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up, in which case the conversion rate will be adjusted by multiplying the applicable conversion rate by a fraction, the numerator of which will be the current market price of our common stock on the record date for such dividend or distribution and the denominator of which will be the current market price of our common stock on such record date minus the per share amount of such dividend or distribution; or

6.	we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for Level 3’s common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

“Current market price” shall mean the average of the daily closing prices per share of Level 3 common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purpose of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing price was obtained without the right to receive such distribution. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during the ten consecutive trading day period.

To the extent that any rights plan adopted by us in the future is in effect upon conversion of the debentures, you will receive, in addition to the common stock or other consideration issuable upon conversion, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, property or assets as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	any reclassification of Level 3 common stock;

•	a consolidation, merger or binding share exchange involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of Level 3 common stock receive stock, other securities, other property, assets or cash for their common stock, then, following the effective date of such event, the holders’ rights to convert debentures into shares of Level 3 common stock will be changed into the right to convert debentures into the other securities, other property, assets or cash received in respect of Level 3 common stock in connection with such event. In the event holders of Level 3 common stock have the opportunity to elect the form of consideration to be received in such transaction, then from and after the effective date of such transaction, the debentures shall be convertible into the consideration that a majority of the holders of Level 3 common stock who made such an election received in such transaction. We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 15 days prior to the anticipated effective date of such transaction.

You may in some circumstances be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion rate. For example, if we make a distribution of property to our shareholders that would be taxable to them as a dividend for United States federal income tax purposes and the conversion rate is increased, this increase will be deemed to be the receipt of taxable income by U.S. Holders (as defined in “Certain United States Federal Income Tax Considerations”) of the debentures and may result in withholding taxes for Non-U.S. Holders (as defined in “Certain United States Federal Income Tax Considerations”). See “Certain United States Federal Income Tax Considerations — U.S. Holders — Adjustment to Conversion Price/Constructive Dividends” and “Certain United States Federal Income Tax Considerations — Non-U.S. Holders — Dividends on Common Stock” and the Notice Pursuant to IRS Circular 230.

Subject to the Nasdaq Marketplace rules, we may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Certain United States Federal Income Tax Considerations.”

Notwithstanding the foregoing, no adjustment to the conversion rate will be made in connection with a merger, consolidation or other transaction effected solely for the purpose of changing our jurisdiction of incorporation to any other state within the United States.

Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Conversion

Subject to certain exceptions described above under “— Notice of Specified Corporate Transactions” and “— Notice of Certain Designated Events,” once debentures are tendered for conversion, holders tendering the debentures will be entitled to the merger consideration received by the holders of Broadwing’s common stock in the merger of Level 3 Services, Inc., a wholly owned subsidiary of Level 3, with and into Broadwing. In the Merger, each share of common stock of Broadwing was converted into (1) 1.3411 shares of common stock of Level 3 and (2) $8.18 in cash. The current conversion rate is equivalent to (1) 80.789 shares of Level 3 common stock and (2) $492.77 in cash per $1,000 principal amount of debentures, subject to adjustment, including for any make-whole amount payable as a result of the Merger. Upon conversion, Level 3 will deliver shares of its common stock and cash. The conversion rate and conversion price are subject to adjustment in certain circumstances. Level 3 will also pay a make whole premium if holders convert their debentures in connection with the Merger prior to February 17, 2007. The conversion rate (and conversion price) are subject to adjustment as described above.

Subject to certain exceptions described above and under “— Notice of Specified Corporate Transactions” and “— Notice of Certain Designated Events,” we will deliver the conversion shares in respect of debentures surrendered for conversion to converting holders and pay cash in lieu of fractional shares, if any, as promptly as practicable after the conversion date, but in no event later than three business days thereafter, subject to the above referenced exceptions.

Delivery of the conversion shares and cash in lieu of fractional shares, if any, will be deemed to satisfy our obligation to pay the principal amount of the debentures. As a result, accrued but unpaid interest, and Liquidated Damages, if any, to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see “Certain United States Federal Tax Considerations — U.S. Holders — Conversion of Debentures into Common Stock.”

Optional Redemption by Broadwing

We may not redeem the debentures prior to May 15, 2013. On or after May 15, 2013, we may redeem the debentures at any time or from time to time in whole or in part.

Upon any redemption, we will pay a redemption price equal to 100% of the principal amount of debentures being redeemed, plus accrued and unpaid interest, and Liquidated Damages, if any, up to, but excluding, the redemption date, unless the redemption date falls after a record date and on or prior to the corresponding interest payment date. In that case, we will pay the full amount of accrued and unpaid interest, including Liquidated Damages, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

If less than all of the outstanding debentures are to be redeemed, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 on a pro rata basis unless otherwise required by law or applicable stock exchange requirements. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures, the converted portion will be deemed, to the extent practicable, to be of the portion selected for redemption.

We may not redeem the debentures if we have failed to pay any interest or Liquidated Damages, if any, on the debentures and such failure to pay is continuing. We will notify the holders if we redeem the debentures.

For a discussion of the tax treatment to a holder of the debentures upon optional redemption by us, see “Certain United States Federal Income Tax Considerations — U.S. Holders — Sale, Exchange or Redemption of Debentures” and “Certain United States Federal Income Tax Considerations — Non-U.S. Holders — Sale, Exchange or Redemption of Debentures or Common Stock.”

No mandatory redemption or sinking fund is provided for the debentures.

Repurchase at Option of the Holder

You have the right to require us to repurchase all or any portion of your debentures for cash on May 15, 2013, May 15, 2016 and May 15, 2021. We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent, which will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. A holder may withdraw its repurchase notice at any time prior to close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

The repurchase price payable for a debenture will be equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest, including Liquidated Damages, if any, to, but excluding, the repurchase date; provided, however, that if a repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest payment, and Liquidated Damages, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date.

We must give notice of an upcoming repurchase date to all debenture holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the repurchase price and the procedures that holders must follow to require us to repurchase their debentures.

The repurchase notice from the holder must state:

•	if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of debentures to be repurchased, which must be in $1,000 multiples; and that the debentures are to be repurchased by us pursuant to the applicable provisions of the indenture.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.

Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in The City of New York, Borough of Manhattan, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the business day immediately following the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day immediately following the repurchase date, then, on and after such date:

•	the debenture will cease to be outstanding;

•	interest and Liquidated Damages, if any, will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent. No debentures may be repurchased by us at the option of holders on May 15, 2013, May 15, 2016 or May 15, 2021 if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The Securities Exchange Act of 1934, as amended, requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which may apply if the repurchase rights summarized above become available to holders of the debentures. In connection with any offer to require us to repurchase debentures as summarized above we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended, that may then be applicable; and

•	file a Schedule TO or any other required schedule or form under the Securities Exchange Act of 1934, as amended.

We may, to the extent permitted by applicable law and the agreements governing our other debt, at any time repurchase the debentures in the open market or by tender at any price or by private agreement. Any debenture so repurchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any debentures surrendered to the trustee may not be reissued or resold and will be cancelled promptly.

Repurchase at Option of the Holder Upon a Designated Event

If a designated event occurs at any time prior to the maturity of the debentures, you may require us to repurchase your debentures, in whole or in part, for cash on a repurchase date specified by us that is not less than 20 nor more than 30 days after the date of our notice of the designated event. The debentures will be repurchased only in multiples of $1,000 principal amount.

We will repurchase the debentures at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest, and Liquidated Damages, if any, to, but excluding, the repurchase date. Notwithstanding the foregoing, if a repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest payment, and Liquidated Damages, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date.

We will mail to all record holders a notice of a designated event within 15 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. If you elect to require us to repurchase your debentures, you must deliver to us or our designated agent, on or before the close of business on the repurchase date specified in our designated event notice, your repurchase notice and any debentures to be repurchased, duly endorsed for transfer.

The repurchase notice from the holder must state:

•	if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of debentures to be repurchased, which must be in $1,000 multiples; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture. You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.

Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in The City of New York, Borough of Manhattan, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the business day immediately following the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day immediately following the repurchase date, then, on and after the date:

•	the debenture will cease to be outstanding;

•	interest and Liquidated Damages, if any, will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture. This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent. A “designated event” will be deemed to have occurred upon a “fundamental change” or a “termination of trading,” as such terms are defined below. A “fundamental change” generally will be deemed to occur at such time as:

1.	any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

2.	the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the first issue date of the debentures constituted our board of directors; and

•	any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by at least a majority of our directors, or if applicable, a majority of our directors on the board’s nominating committee then still in office who were either directors on such first issue date of the debentures or whose election or nomination for election was previously so approved;

3.	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction, “beneficially own,” directly or indirectly, immediately after such transaction, shares of the continuing or surviving person’s voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving person in substantially the same proportion as such ownership immediately prior to the transaction;

4.	the sale, transfer, lease, conveyance or other disposition of all or substantially all of our assets or properties to any “person’ or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended; or

5.	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

However, a “fundamental change” will not be deemed to have occurred if, in the case of a merger or consolidation, 90% or more of the total consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in the merger or consolidation constituting the fundamental change consists of common stock and any associated rights traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change), and, as a result of such transaction or transactions, the holders’ rights to convert debentures into shares of our common stock will be changed into the right to convert debentures into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its debentures immediately prior to such transaction or transactions.

The term “fundamental change” is limited to specified events and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the debentures upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the debentures are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market.

Notwithstanding the foregoing, no debentures may be surrendered for repurchase in connection with a merger, consolidation or other transaction effected solely for the purpose of changing our jurisdiction of incorporation to any other state within the United States.

No debentures may be repurchased by us at the option of the holders upon a designated event if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act of 1934, as amended, to the extent applicable, in the event of a designated event.

This designated event repurchase right could discourage a potential acquirer of Broadwing. However, this designated event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions.

Any future credit agreements or indebtedness may expressly prohibit our repurchase of the debentures upon a designated event or may provide that a designated event is prohibited or constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or we could attempt to refinance their debt. If we do not obtain consent or refinance their debt, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which could also constitute a default under the terms of other agreements.

The Merger constitutes a designated event under the indenture and as a result Braodwing is required to make an offer to repurchase the debentures.

Determination of the Make Whole Premium

General. If and only to the extent you elect to convert your debentures in connection with a transaction described in clause (3) of the definition of a fundamental change, as limited by the paragraph following the definition of a fundamental change (both as set forth under “— Repurchase at the Option of the Holder upon a Designated Event”) that occurs on or prior to May 15, 2013, we will increase the conversion rate for the debentures surrendered for conversion by a number of additional shares (the “additional shares”) as described below.

The number of additional shares will be determined by reference to the table below, based on the date on which such designated event transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such designated event transaction. If holders of our common stock receive only cash in such designated event transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing prices of our common stock on the ten trading days prior to but not including the effective date of such designated event transaction.

The additional shares will be delivered to holders who elect to convert their debentures on the later of (1) the fifth business day following the effective date and (2) the conversion settlement date for those debentures.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the debentures is adjusted, as described above under “— Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the stock price and number of additional shares to be issuable per $1,000 principal amount of debentures:

Effective Date		Stock Price
5/9/06	15.529	12.834	10.69	9.782	8.962	7.535	6.356	5.357	4.518	3.795	3.171	2.635	1.851	0.799	0.168	0.000
5/9/08	15.270	12.937	10.605	9.623	8.741	7.229	5.988	4.959	4.095	3.366	2.744	2.211	1.493	0.525	0.000	0.000
5/9/10	15.101	12.382	9.799	8.729	7.781	6.184	4.905	3.869	3.023	2.325	1.746	1.261	0.784	0.031	0.000	0.000
5/9/12	15.060	9.867	6.853	5.667	4.655	3.049	1.875	1.006	0.369	0.000	0.000	0.000	0.000	0.000	0.000	0.000

The stock prices and additional share amounts set forth above are based upon a common stock price of $13.28 per share at May 9, 2006 and an initial conversion price of approximately $16.60.

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the two dates, as applicable, based on a 365-day year.

•	If the stock price is in excess of $53.12 per share (subject to adjustment), no additional shares will be issuable upon conversion.

•	If the stock price is less than $13.28 per share (subject to adjustment), no additional shares will be issuable upon conversion. Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion after a Public Acquirer Change of Control. Notwithstanding the foregoing, and in lieu of adjusting the conversion rate as set forth above, in the case of a “public acquirer change of control” (as defined below) we may, in lieu of increasing the conversion rate as described above, elect to adjust the conversion rate such that from and after the effective date of such public acquirer change of control, holders of the debentures will be entitled to convert their debentures into a number of shares of “acquirer common stock” (as defined below). The conversion rate following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:

•	the conversion rate in effect immediately prior to the effective date of such transaction, times

•	the average of the quotients obtained, for each trading day in the ten consecutive trading day period commencing on the trading day next succeeding the effective date of such public acquirer change of control (the “valuation period”), of:

the “acquisition value” of our common stock on each such trading day in the valuation period, divided by

(i)	the closing price of the acquirer common stock on each such trading day in the valuation period.

(ii)	The “acquisition value” of our common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our common stock in connection with such public acquirer change of control, as follows:

•	for any cash, 100% of the face amount of such cash;

•	for any acquirer common stock or any other securities that are traded on a U.S. national securities exchange or approved for quotation on the Nasdaq National Market, 100% of the closing price of such acquirer common stock or other traded securities on each such trading day; and for any other securities, assets or property, 102% of the Fair Market Value of such security, asset or property on each such trading day, as determined by two independent nationally recognized investment banks selected by the trustee for this purpose.

After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments in the event that any of the events described above occur thereafter.

A “public acquirer change of control” is any transaction described in clause (3) of the definition of a fundamental change, as limited by the paragraph following the definition of a fundamental change (both as set forth under “— Repurchase at the Option of the Holder upon a Designated Event”) where the acquirer, or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s capital stock that are entitled to vote generally in the election of directors, has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control. We refer to such acquirer’s or other entity’s class of common stock as the “acquirer common stock.” Upon a public acquirer change of control, if we so elect, holders may convert their debentures at the adjusted conversion rate described in the preceding two paragraphs but will not be entitled to the increased conversion rate described under “—Determination of the Make Whole Premium — General.” We are required to notify holders of our election in our notice to holders of such transaction. In addition, the holder can also, subject to certain conditions, require us to repurchase all or a portion of its debentures as described under “—Repurchase at the Option of the Holder upon a Designated Event.” Notwithstanding any other notice requirements, we agree to notify holders of such election at least 10 trading days prior to such election.

Certain Covenants

Anti-Layering. Broadwing will not incur, and will not permit any Guarantor to incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of Broadwing or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the debentures and the applicable Debenture Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Broadwing solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

Merger, Consolidation or Sale of Assets. Broadwing will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Broadwing is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Broadwing and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

1.	either: (a) Broadwing is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Broadwing) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

2.	the Person formed by or surviving any such consolidation or merger (if other than Broadwing) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Broadwing under the debentures, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee; and

3.	immediately after such transaction, no Default or Event of Default exists.

In addition, Broadwing will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

1.	a merger of Broadwing with an Affiliate solely for the purpose of reincorporating Broadwing in another jurisdiction; or

2.	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Broadwing and the Guarantors.

Additional Debenture Guarantees. If Broadwing or any of the Guarantors acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within ten business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Payments for Consent. Broadwing will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of debentures for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the debentures unless such consideration is offered to be paid and is paid to all holders of the debentures that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any debentures are outstanding, Broadwing will furnish to the holders of debentures or cause the trustee to furnish to the holders of debentures, within the time periods specified in the SEC’s rules and regulations:

1.	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Broadwing were required to file such reports; and

2.	all current reports that would be required to be filed with the SEC on Form 8-K if Broadwing were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Broadwing’s consolidated financial statements by Broadwing’s certified independent accountants. In addition, Broadwing will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, Broadwing is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Broadwing will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Broadwing will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Broadwing’s filings for any reason, Broadwing will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Broadwing were required to file those reports with the SEC.

In addition, Broadwing and the Guarantors agree that, for so long as any debentures remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of debentures and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

1.	default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the debentures;

2.	default in the payment when due (at maturity, upon redemption, repurchase or otherwise) of the principal of, or premium, if any, on, the debentures;

3.	default in our obligation to deliver shares of our common stock, cash or other property upon conversion of the debentures as required under the indenture and such default continues for a period of five days;

4.	failure to pay the make whole premium, if any, when due upon conversion of the debentures, and such default continues for a period of ten days;

5.	failure to provide notice of a specified corporate transaction or the occurrence of a designated event on a timely basis;

6.	failure by Broadwing or any of the Guarantors for 60 days after notice to Broadwing by the trustee or the holders of at least 25% in aggregate principal amount of the debentures then outstanding voting as a single class to comply with any of the other agreements in the indenture;

7.	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Broadwing or any of its Subsidiaries (or the payment of which is guaranteed by Broadwing or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

8.	failure by Broadwing or any of the Guarantors to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

9.	except as permitted by the indenture, any Debenture Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Debenture Guarantee; and

10.	certain events of bankruptcy or insolvency described in the indenture with respect to Broadwing or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Broadwing, any Subsidiary of Broadwing that is a Significant Subsidiary or any group of Restricted Subsidiaries of Broadwing that, taken together, would constitute a Significant Subsidiary, all outstanding debentures will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debentures may declare all the debentures to be due and payable immediately.

If an Event of Default occurs prior to May 15, 2013 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Broadwing or any Guarantor with the intention of avoiding the prohibition on optional redemption of the debentures prior to May 15, 2013 then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the debentures.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding debentures may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the debentures notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of debentures unless such holders have furnished to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a debenture may pursue any remedy with respect to the indenture or the debentures unless:

1.	such holder has previously given the trustee notice that an Event of Default is continuing;

2.	holders of at least 25% in aggregate principal amount of the then outstanding debentures have requested the trustee to pursue the remedy;

3.	such holders have furnished the trustee reasonable security or indemnity against any loss, liability or expense;

4.	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

5.	holders of a majority in aggregate principal amount of the then outstanding debentures have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding debentures by notice to the trustee may, on behalf of the holders of all of the debentures, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the debentures.

Broadwing is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Broadwing is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Broadwing or any Guarantor, as such, will have any liability for any obligations of Broadwing or the Guarantors under the debentures, the indenture or the Debenture Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debentures by accepting a debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debentures. The waiver may not be effective to waive liabilities under the federal securities laws.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the debentures or the Debenture Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures), and any existing Default or Event of Default or compliance with any provision of the indenture or the debentures or the Debenture Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding debentures (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures).

Without the consent of each holder of debentures affected, an amendment, supplement or waiver may not (with respect to any debentures held by a non-consenting holder):

1.	reduce the principal amount of debentures whose holders must consent to an amendment, supplement or waiver;

2.	reduce the principal of or change the fixed maturity of any debenture or alter the provisions with respect to the redemption of the debentures;

3.	reduce the rate of or change the time for payment of interest, including default interest or Liquidated Damages, if any, on any debenture;

4.	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on, the debentures (except a rescission of acceleration of the debentures by the holders of at least a majority in aggregate principal amount of the then outstanding debentures and a waiver of the payment default that resulted from such acceleration);

5.	make any debenture payable in money other than that stated in the debentures;

6.	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of debentures to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the debentures;

7.	waive a redemption payment with respect to any debenture;

8.	release any Guarantor from any of its obligations under its Debenture Guarantee or the indenture, except in accordance with the terms of the indenture;

9.	reduce the amount of the make whole premium or otherwise impair the right of a holder to receive the make whole premium due on any debenture;

10.	adversely change our obligation to repurchase any debenture upon a designated event;

11. impair the right of a holder to convert any debenture or reduce the amount of cash, the number of shares of common stock or the amount of any other property receivable upon conversion;

12.	waive a Default or Event of Default in the payment of the repurchase price (upon a repurchase at the option of a holder or a repurchase upon a designated event);

13.	waive a Default or Event of Default in the payment of the make whole premium when due; or

14.	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of debentures, Broadwing, the Guarantors and the trustee may amend or supplement the indenture, the debentures or the Debenture Guarantees:

1.	to cure any ambiguity, defect or inconsistency;

2.	to provide for uncertificated debentures in addition to or in place of certificated debentures;

3.	to provide for the assumption of Broadwing’s or a Guarantor’s obligations to holders of debentures and Debenture Guarantees in the case of a merger or consolidation or sale of all or substantially all of Broadwing’s or such Guarantor’s assets, as applicable;

4.	to make any change that would provide any additional rights or benefits to the holders of debentures or that does not adversely affect the legal rights under the indenture of any such holder;

5.	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

6.	to conform the text of the indenture, the debentures or the Debenture Guarantees to any provision of this Description of Debentures to the extent that such provision in this Description of Debentures was intended to be a verbatim recitation of a provision of the indenture, the debentures or the Debenture Guarantees;

7.	to provide for the issuance of additional debentures in accordance with the limitations set forth in the indenture as of the date of the indenture; or

8.	to allow any Guarantor to execute a supplemental indenture and/or a Debenture Guarantee with respect to the debentures.

Satisfaction and Discharge

We may be discharged from any and all obligations under the indenture (except for certain obligations to register the transfer or exchange of debentures, to replace stolen, lost or mutilated debentures, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon delivering to the trustee for canceling all outstanding debentures or depositing with the trustee, in trust, the paying agent or the conversion agent, if applicable after the debentures have become due and payable, whether at stated maturity, or any redemption date, or any repurchase date or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding debentures and paying all other sums payable under the indenture by us.

Concerning the Trustee

If the trustee becomes a creditor of Broadwing or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debentures, unless such holder has furnished to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The debentures were issued in registered form, without interest coupons and in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

The debentures were issued in the form of one or more global securities (collectively, the “Global Debentures”). The Global Debentures were deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. You will hold your beneficial interests in the Global Debenture directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

Except as set forth below, the Global Debentures may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Debentures may not be exchanged for definitive debentures in registered certificated form (“Certificated Debentures”) except in the limited circumstances described below. See “—Exchange of Global Debentures for Certificated Debentures.” Except in the limited circumstances described below, owners of beneficial interests in the Global Debentures will not be entitled to receive physical delivery of debentures in certificated form. In addition, transfers of beneficial interests in the Global Debentures will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Broadwing takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Broadwing that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Broadwing that, pursuant to procedures established by it:

1.	upon deposit of the Global Debentures, DTC will credit the accounts of the Participants designated by the Initial Purchasers with portions of the principal amount of the Global Debentures; and

2.	ownership of these interests in the Global Debentures will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Debentures).

Investors in the Global Debentures who are Participants may hold their interests therein directly through DTC. Investors in the Global Debentures who are not Participants may hold their interests therein indirectly through organizations which are Participants. All interests in a Global Debenture may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Debenture to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Debenture to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Debentures will not have debentures registered in their names, will not receive physical delivery of debentures in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Debenture registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Broadwing and the trustee will treat the Persons in whose names the debentures, including the Global Debentures, are registered as the owners of the debentures for the purpose of receiving payments and for all other purposes. Consequently, neither Broadwing, the trustee nor any agent of Broadwing or the trustee has or will have any responsibility or liability for:

1.	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Debentures or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Debentures; or

2.	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Broadwing that its current practice, upon receipt of any payment in respect of securities such as the debentures (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of debentures will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Broadwing. Neither Broadwing nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the debentures, and Broadwing and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

DTC has advised Broadwing that it will take any action permitted to be taken by a holder of debentures only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Debentures and only in respect of such portion of the aggregate principal amount of the debentures as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the debentures, DTC reserves the right to exchange the Global Debentures for legended debentures in certificated form, and to distribute such debentures to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Debentures among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Broadwing, the trustee and any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Debentures for Certificated Debentures

A Global Debenture is exchangeable for Certificated Debentures if:

1.	DTC (a) notifies Broadwing that it is unwilling or unable to continue as depositary for the Global Debentures or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Broadwing fails to appoint a successor depositary;

2.	Broadwing, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Debentures; or

3.	there has occurred and is continuing a Default or Event of Default with respect to the debentures.

In addition, beneficial interests in a Global Debenture may be exchanged for Certificated Debentures upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Debentures delivered in exchange for any Global Debenture or beneficial interests in Global Debentures will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Registration Rights; Liquidated Damages

In connection with the initial private placement of the debentures, we entered into a registration rights agreement with the Initial Purchasers. The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety (which is incorporated by reference as an exhibit to the registration statement to which this prospectus relates) because it, and not this description, defines your registration rights as holders of these debentures.

Pursuant to the registration rights agreement, Broadwing and the Guarantors agreed to file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the debentures and if permitted the shares of common stock into which the debentures are convertible by the holders of the debentures who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement and for so long as the debentures constitute Transfer Restricted Securities.

“Transfer Restricted Securities” means each debenture until the earliest to occur of:

1.	the date on which such debenture has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

2.	the date on which such debenture is distributed to the public pursuant to Rule 144(k) under the Securities Act.

Pursuant to the registration rights agreement Broadwing and the Guarantors are required to use all commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 90 days after the issuance of the debentures and to cause the Shelf Registration to become effective on or prior to 180 days after issuance of the debentures. If:

1.	Broadwing and the Guarantors fail to file the Shelf Registration Statement on or before the date specified for such filing;

2.	the Shelf Registration Statement has not become effective on or prior to the date specified for such effectiveness; or

3.	the Shelf Registration Statement has become effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (3) above, a “Registration Default”), then Broadwing and the Guarantors will pay Liquidated Damages to each holder of Transfer Restricted Securities.

Under the registration rights agreement, Broadwing is able to suspend the Shelf Registration Statement upon certain events.

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, Liquidated Damages will be paid in an amount equal to $.05 per week per $1,000 principal amount of Transfer Restricted Securities. The amount of the Liquidated

Damages will increase by an additional $.05 per week per $1,000 principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of Transfer Restricted Securities.

All accrued Liquidated Damages will be paid by Broadwing and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Debentures by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Afiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

1.	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

2.	with respect to a partnership, the Board of Directors of the general partner of the partnership;

3.	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

4.	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

1.	in the case of a corporation, corporate stock;

2.	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3.	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

4.	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Debenture Guarantee” means the Guarantee by each Guarantor of Broadwing’s obligations under the indenture and the debentures, executed pursuant to the provisions of the indenture.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary of Broadwing that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Broadwing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith.

“Foreign Subsidiary” means any Subsidiary of Broadwing that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each Subsidiary of Broadwing that executes a Debenture Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Debenture Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

1.	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

2.	other agreements or arrangements designed to manage interest rates or interest rate risk; and

3.	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Broadwing, except that the preceding proviso shall not apply to 650 Townsend Facility Company, LLC.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

1.	in respect of borrowed money;

2.	evidenced by bonds, debentures, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

3.	in respect of banker’s acceptances;

4.	representing Capital Lease Obligations;

5.	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

6.	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

1.	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

2.	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

SELLING STOCKHOLDERS

The selling stockholders may use this prospectus for the resale of debentures and the shares of Level 3 common stock being registered hereunder for their account, although no selling shareholder is obligated to sell any such debentures or shares. The shares are issuable upon the conversion of debentures. The selling stockholders are holders of the debentures.

The following table lists certain information concerning the selling stockholders, including the number of debentures and shares of Level 3 common stock beneficially owned as of the date hereof and the number of debentures and shares of Level 3 common stock that the selling stockholders may sell under this prospectus and is based on the most recent information provided to Broadwing on behalf of the selling stockholders.

Selling Stockholder	Principal Amount of Debentures Beneficially Owned and Offered Hereby	Percentage of Debentures Outstanding	Level 3 Common Stock Owned Prior to the Offering(26)(27)	Level 3 Common Stock Offered Hereby	Shares Beneficially Owned After the Offering(28)
Citadel Equity Fund Ltd. (1)	$6,000,000	3.33%	484,740	484,740	—
Galaxite Master Unit Trust	$500,000	*	40,395	40,395	—
Blackrock Highyield Bond Fund	$500,000	*	40,395	40,395	—
GLG Balanced Fund (2)	$172,000	*	13,896	13,896	—
GLG Market Neutral Fund (2)	$4,000,000	2.22%	323,156	323,156	—
GLG Capital Appreciation (Distributing) Fund (2)	$940,000	*	75,942	75,942	—
GLG Technology Fund (2)	$4,000,000	2.22%	323,156	323,156	—
GLG Capital . Appreciation Fund (2)	$2,888,000	1.60%	233,319	233,319	—
Alexandra Global Master Fund Ltd. (3)	$10,000,000	5.56%	807,890	807,890	—
Sandelman Partners Multistrategy Master Fund Ltd.	$17,000,000	9.44%	1,373,413	1,373,413	—
TQA Master Fund Ltd. (4)	$2,060,000	1.14%	166,426	166,426	—
TQA Master Plus Fund Ltd. (4)	$1,032,000	*	83,375	83,375	—
Zurich Institutional Benchmarks Master Fund (4)	$527,000	*	42,576	42,576	—
MSS Convertible Arbitrage 1 Fund (4)	$92,000	*	7,433	7,433	—
Allstate Insurance Company (5)	$1,500,000	*	121,184	121,184	—
Convertible Arbitrage Fund of a Series of Underlying Fund Trust (6)	$500,000	*	40,395	40,395	—
Bear, Stearns & Co. Inc. (7)	$1,250,000	*	100,987	100,987	—
Arkansas PERS (8)	$1,215,000	*	98,159	98,159	—
ICI American Holdings Trust (8)	$270,000	*	21,814	21,814	—
Astrazeneca Holdings Pension (8)	$155,000	*	12,523	12,523	—
Delaware PERS (8)	$825,000	*	66,651	66,651	—
Syngenta AG (8)	$100,000	*	8,079	8,079	—
Prudential Insurance Co. of American (8)	$70,000	*	5,656	5,656	—
State of Oregon Equity (8)	$3,450,000	1.92%	278,723	278,723	—
Nuveen Preferred & Convertible Income Fund JPC (8)	$4,100,000	2.28%	331,235	331,235	—
Nuveen Preferred & Convertible Fund JQC(8)	$5,750,000	3.19%	464,537	464,537	—
Occidental Petroleum Corporation (9)	$226,000	*	18,259	18,259	—
Alcon Laboratories (9)	$348,000	*	28,115	28,115	—
San Francisco City and County E.R.S. (9)	$1,007,000	*	81,355	81,355	—
2000 Revocable Trust fbo A.R. Lauder/Zinterhofer (9)	$4,000	*	324	324	—
Arlington County Employees Retirement System (9)	$509,000	*	41,122	41,122	—
Trustmark Insurance Company (9)	$181,000	*	14,623	14,623	—
The Police and Fire Retirement System of the City of Detroit (9)	$283,000	*	22,864	22,864	—
Pro Mutual (9)	$643,000	*	51,948	51,948	—
Grady Hospital Foundation (9)	$97,000	*	7,837	7,837	—
City University of New York (CUNY) (9)	$102,000	*	8,241	8,241	—
New Orleans Firefighters Pension/Relief Fund (9)	$60,000	*	4,848	4,848	—
1976 Distribution Trust fbo A.R. Lauder/Zinterhofer (9)	$4,000	*	324	324	—
British Virgin Islands Social Security Board (9)	$119,000	2.1	9,614	9,614	—
CIBC World Markets	$4,000,000	2.22%	323,156	323,156	—
Boilermakers Blacksmith Pension Trust (9)	$1,475,000	*	119,164	119,164	—
Hallmark Convertible Securities Fund (9)	$10,000	*	808	808	—
FPL Group Employees Pension Plan (9)	$315,000	*	25,449	25,449	—
Froley Revy Alternative Strategies (9)	$250,000	*	20,198	20,198	—
Highbridge International LLC (13)	$2,000,000	1.11%	161,578	161,578	—
Vicis Capital Master Fund (14)	$5,000,000	2.78%	403,945	403,945	—
Van Kampen Harbor Fund (15)	$1,950,000	1.08%	157,539	157,539	—
Morgan Stanley Convertible Securities Trust (16)	$1,050,000	*	84,829	84,829	—
DBX Convertible Arbitrage 9 Fund (3)	$100,000	*	8,079	8,079	—
CNH CA Master Account (17)	$3,000,000	1.67%	242,367	242,367	—
Wolverine Convertible Arbitrage Fund Limited (18)	$4,000,000	2.22%	323,156	323,156	—
Wachovia Securities International	$3,500,000	1.94%	282,762	282,762	—
Value Line Convertible Fund, Inc.	$250,000	*	20,198	20,198	—
Guardian Life Insurance Co. (19)	$7,500,000	4.17%	605,918	605,918	—
Guardian Pension Trust (19)	$400,000	*	32,316	32,316	—
Family Service Life Insurance Co. (19)	$100,000	*	8,079	8,079	—
TQA Master Fund Ltd. (4)	$3,380,000	1.88%	273,067	273,067	—
TQA Master Plus Fund Ltd. (4)	$1,660,000	*	134,110	134,110	—
Zurich Institutional Benchmarks Master Fund (4)	$847,000	*	68,429	68,429	—
MSS Convertible Arbitrage 1 Fund (4)	$148,000	*	11,957	11,957	—
Advent Claymore Enhanced Growth Income Fund (9)	$2,000,000	1.11%	161,578	161,578	—
Advent Claymore Convertible Sec & Inc Fund (9)	$1,000,000	*	80,789	80,789	—
Aristeia International Limited (11)	$17,600,000	9.78%	1,421,887	1,421,887	—
Aristeia Partners LP (12)	$2,400,000	1.33%	193,894	193,894	—
Jefferies & Company, Inc.	$14,000,000	7.78%	1,131,046	1,131,046	—
Empyrean Capital Fund, LP (20)	$3,052,000	1.70%	246,569	246,569	—
Empyrean Capital Overseas Fund, Ltd. (20)	$4,506,000	2.50%	364,036	364,036	—
Empyrean Capital Overseas Benefit Plan Fund, Ltd. (20)	$442,000	*	35,709	35,709	—
Cheyne Fund LP (21)	$2,191,000	1.22%	177,009	177,009	—
Cheyne Leverage Fund LP (21)	$1,809,000	1.01%	146,148	146,148	—
LDG Limited (4)	$465,000	*	37,567	37,567	—
HFR CA (9)	$400,000	*	32,316	32,316	—
Kamunting Street Master Fund, Ltd. (10)	$7,000,000	3.89%	565,523	565,523	—
Bay Harbour Management (22)	$4,000,000	2.22%	323,156	323,156	—
Fidelity Financial Trust: Fidelity Convertible Securities Fund (23)	$12,000,000	6.67%	969,468	969,468	—
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund	$3,000,000	1.67%	242,367	242,367	—
Advent Convertible Master Fund LP (9)	$7,003,000	3.89%	565,766	565,766	—
Lyxor (9)	$256,000	*	20,682	20,682	—
Harvest Capital, LP (24)	$614,210	*	49,622	49,622	—
Harvest Offshore Investors, Ltd. (24)	$1,238,423	*	100,051	100,051	—
TE Harvest Portfolio, LTd. (24)	$1,147,367	*	92,695	92,695	—
DBBAG London (25)	2,323,000	1.29%	187,673	187,673	—

Selling Stockholder	Principal Amount of Debentures Beneficially Owned and Offered Hereby	Percentage of Debentures Outstanding	Common Stock Owned Prior to the Offering(26)(27)	Common Stock Offered Hereby	Shares Beneficially Owned After the Offering(28)
Deutsche Bank Securities, Inc.	$1,250,000	*	100,987	100,987	—
Lehman Brothers	$2,000,000	1.11%	161,578	161,578	—

*	Less than one percent.
(1)	Citadel Limited Partnership is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. controls Citadel Limited Partnership. Kenneth C. Griffin controls Citadel Investment Group and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Limited Partnership, Citadel Investment Group and Mr. Griffin each disclaim beneficial ownership of the securities held by Citadel Equity Fund Ltd.
(2)	GLG Partners LP is the investment manager for this fund.
(3)	Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra”), serves as investment adviser to this fund, and may be deemed to share dispositive power or investment control over the securities stated as beneficially owned by this fund. Alexandra disclaims beneficial ownership of such securities. Messrs. Mikhail A. Filimonov and Dimitri Sogologg are managing members of Alexandra, and may be deemed to share dispositive power or investment control over the securities beneficially owned by this fund. Mr. Filimonov and Mr. Sogologg disclaim beneficial ownership of such securities.
(4)	TQA Investors, LLC, as investment manager of this fund, and its principals, Robert Butman, Paul Bucci, George Esser, John Idone, Bartholomew Tesoriero and DJ Landis, may be deemed to have shared voting or dispositive power over the securities.
(5)	Allstate Corporation, a publicly traded NYSE company, is the parent company of Allstate Insurance Company. Allstate Investments, LLC, an affiliate of Allstate Insurance Company, is the investment manager for this entity.
(6)	Alternative Investment Partners, LLC is the controlling entity of this fund.
(7)	Broadwing Communications is a vendor of Bear Stears & Co. Inc.
(8)	Froley Revy Investment Co. is the investment adviser to this entity. Ann Houlihan, on behalf of Froley Revy, is the natural person who has voting and dispositive power over the securities.
(9)	Advent Capital Management, LLC is the investment adviser to this entity. Tracy Maitland, CEO and President of Advent, and Desmond Singh is the natural person who has voting and dispositive power over the securities.
(10)	The investment manager to Kamunting Street Master Fund, Ltd. is Kamunting Street Capital Management, L.P. The general partner of Kamunting Street Capital Management, L.P. is Kamunting Street Capital Management, LLC. Allen Teh is the managing member of Kamunting Street Capital Management, LLC and has voting and investment power.
(11)	Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar, who have voting or investment control over these securities.
(12)	Aristeia Advisors LLC is the general partner for Aristeia Partners LP. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar, who have voting or investment control over these securities.
(13)	Highbridge International LLC is a wholly owned subsidiary of Highbridge Capital Corporation, a broker/dealer. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC. Glenn Dubin is a Managing Partner of Highbridge Capital Management, LLC. Henry Swieca is a Managing Partner of Highbridge Capital Management, LLC.
(14)	Sky Lucas, John Succo and Shad Stastney, as members, on behalf of Vicis Capital LLC, have voting and investment power over the securities identified above as beneficially owned by Vicis Capital Master Fund. Each disclaim individual ownership in the securities.
(15)	Van Kampen Asset Management, as investment adviser, has voting and investment power over the securities.
(16)	Morgan Stanley Investment Management, as investment adviser, has voting and investment power over the securities.
(17)	CNH Partners, LLC, as investment adviser, has sole voting and dispositive power over the registrable securities. Investment principals for the adviser are Robert Krail, Mark Mitchell and Todd Pulvino.
(18)	Rob Bellick holds voting and investment power with respect to the securities held by Wolverine Convertible Arbitrage Fund Limited.
(19)	Mr. John Murphy, as Managing Director, has voting and dispositive power over the securities.
(20)	Tian Xue has voting and dispositive power over the securities.
(21)	David Treadwell has voting and dispositive power over the securities
(22)	BHM Holdings, as general partner, and its principals, Steven Van Dyke, Doug Teitelbaum and Jay Stout, may be deemed to have shared voting or dispositive power over the securities.
(23)	Fidelity Financial Trust: Fidelity Convertible Securities Fund (the “Fund”) is advised by Fidelity Management & Research Company (“FMR Co.”), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co. is the beneficial owner of 12,820,512 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of FMR Corp., and the Fund each has sole power to dispose of the securities owned by the Fund. Neither Edward C. Johnson 3d, nor FMR Corp., has sole power to vote or direct the voting of the shares owned by the Fund, which power resides with the Fund’s Board of Trustees.
(24)	Harvest Management, LLC, as general partner, may be deemed to have voting or dispositive power over the securities.
(25)	Patrick Corrigan may be deemed to have voting or dispositive power over the securities.
(26)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Each selling stockholder beneficially owns less than 1% of the total number of shares of our Common Stock outstanding as of January 3, 2007.
(27)	Reflects the ownership of debentures to purchase the merger consideration (including shares of Level 3 common stock) issued in connection with Level 3’s acquisition of Broadwing.
(28)	Assumes that all of the shares of Level 3 common stock held by each selling stockholder and being offered under this prospectus are sold, and that no selling stockholder will acquire additional shares of Level 3 common stock before the completion of this offering.

We may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be offered and sold.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the debentures or the Level 3 common stock issued upon conversion of the debentures offered by this prospectus. The debentures and the common stock may be sold from time to time to purchasers:

•	directly by the selling stockholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the debentures and the common stock.

The selling stockholders and any such broker-dealers or agents who participate in the distribution of the debentures and the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were to be deemed underwriters, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the debentures and the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The debentures and the common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of the sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq Global Select Market;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the debentures and the common stock, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the debentures and the common stock short and deliver the debentures and the common stock to close out short positions, or loan or pledge the debentures and the common stock to broker-dealers who in turn may sell the debentures and the common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the common stock by the selling stockholders. Selling stockholders may decide not to sell any or all of the debentures and the common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling stockholder will not transfer, devise or gift the debentures and the common stock by other means not described in this prospectus. Lastly, any debentures or common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “LVLT.” The debentures originally issued in the private placement are eligible for trading on The PORTALSM Market. However, debentures sold pursuant to this prospectus will no longer be eligible for trading on The PORTALSM Market. Accordingly, we cannot assure that the debentures will be liquid or that any trading for the debentures will develop.

The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the debentures and the common stock to engage in market-making activities with respect to the debentures and the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This restriction may affect the marketability of the debentures and the common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the common stock.

Under the registration rights agreement that has been filed as an exhibit to this registration statement, we agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement of which this prospectus is a part or (ii) two years after the effective date of the shelf registration statement of which this prospectus is a part.

We are permitted to suspend the use of this prospectus in connection with the sale of securities pursuant to this prospectus under certain circumstances and subject to certain conditions for a period not to exceed an aggregate of 120 days in any 360 day period. During the time periods when the use of this prospectus is suspended, each selling stockholder has agreed not to sell shares of common stock issuable upon conversion of the debentures. We also agreed to pay liquidated damages to certain holders of the shares of common stock issuable upon conversion of the debentures if the prospectus is unavailable for periods in excess of those permitted.

Under the registration rights agreement, we and the selling stockholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

VALIDITY OF SECURITIES

The validity of the securities offered under this prospectus will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The consolidated financial statements of Level 3 Communications, Inc. and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2005 financial statements refers to a change in accounting for asset retirement obligations in 2003.

The audited historical consolidated financial statements of WilTel Communications Group, Inc. and subsidiaries as of and for the year ended December 31, 2004, included in Level 3 Communications, Inc.’s. Current Report on Form 8-K/A filed on March 3, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Broadwing Corporation and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Level 3 files and, prior to the merger, Broadwing filed, annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that Level 3 files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Level 3’s and Broadwing’s SEC filings are also available at the SEC’s Internet Web site at http:/ /www.sec.gov. Level 3’s and Broadwing’s SEC filings can also be read at NASDAQ Operations, 1735 K Street, N.W. Washington, D.C. 20006.

Information filed with the SEC by Level 3 is “incorporated by reference” in this prospectus, which means that important information can be disclosed to you by referring you to those documents. Information filed with the SEC by Broadwing is “incorporated by reference” in this prospectus with respect to the registration of resales of the debentures. The information incorporated by reference is an important part of this prospectus, and information that Level 3 later files with the SEC will automatically update and supersede this information. For example, as discussed below, Level 3 filed a Current Report on Form 8-K on November 20, 2006 to update the historical financial statements, Selected Financial Data, Ratio of Earnings to Fixed Charges and Management’s Discussion and Analysis included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006 for presentation of our software reseller business as discontinued operations. The documents listed below and any future filings made with the SEC by Level 3 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering are being incorporated herein by reference:

Level 3

•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q, for the quarters ended September 30, 2006, June 30, 2006 and March 31, 2006;

•	Current Reports on Form 8-K/A, filed on November 27, 2006 and March 3, 2006; and

•	Current Reports on Forms 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K), filed on January 3, 2007, December 28, 2006, December 27, 2006, December 15, 2006, November 20, 2006, November 9, 2006, October 30, 2006, October 25, 2006, October 24, 2006 (pursuant to Item 8.01), October 17, 2006, October 17, 2006, September 8, 2006, August 7, 2006, August 3, 2006, July 26, 2006, July 20, 2006 (except with respect to Item 2.02 thereof and Exhibit 99.1 thereto which were furnished but not filed with the SEC), June 30, 2006, June 16, 2006, June 13, 2006, June 13, 2006, June 5, 2006, June 1, 2006, May 17, 2006, May 3, 2006, April 19, 2006, April 6, 2006, March 29, 2006, March 21, 2006, March 16, 2006, March 10, 2006, March 6, 2006, January 30, 2006 and January 17, 2006.

You may request a copy of these filings at no cost by writing or telephoning Level 3 at:

Level 3 Communications, Inc.

1025 Eldorado Boulevard

Broomfield, Colorado 80021

Telephone: (720) 888-1000

In September 2006, we sold our business software reseller business to Insight Enterprises, Inc. The exiting of this business meets the requirements under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), for classification as discontinued operations. As a result, in our September 30, 2006 Form 10-Q we presented the software reseller business as discontinued operations in our consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows as of and for the three and nine months ended September 30, 2006, and we revised all prior periods in the Form 10-Q to reflect that presentation. Under requirements of the Securities and Exchange Commission (“SEC”), all previously issued financial statements included in our Form 10-K and Form 10-Qs were required to be reclassified to present the disposed business as discontinued operations if those financial statements were to be incorporated by reference in filings with the SEC made under the Securities Act of 1933, as amended, even though those financial statements relate to periods prior to the disposed business being classified as discontinued operations. On November 20, 2006, we filed a Current Report on Form 8-K to update the historical financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006 for presentation of our software reseller business as discontinued operations.

Broadwing

•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q, for the quarters ended September 30, 2006, June 30, 2006 and March 31, 2006; and

•	Current Reports on Forms 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K), filed on January 3, 2007, November 28, 2006, November 9, 2006, November 8, 2006, October 20, 2006, August 14, 2006, August 7, 2006, July 31, 2006, July 19, 2006, June 23, 2006, June 14, 2006, May 18, 2006, May 12, 2006, May 5, 2006, April 28, 2006, April 7, 2006, March 24, 2006, March 13, 2006, February 24, 2006, February 21, 2006, February 01, 2006 and January 17, 2006.

You may request a copy of these filings at no cost by writing or telephoning Broadwing at:

Broadwing Corporation

1122 Capital of Texas Highway

Austin, Texas 78746

(512) 742-3700

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered hereby. We are paying all of the selling stockholder’s expenses related to this offering, except that the selling stockholders will pay any applicable broker’s commissions and expenses. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$19,260.00
Transfer Agent’s, Trustee’s and Depositary’s fees and expenses	1,000.00
Legal fees and expenses	5,000.00
Accounting fees and expenses	10,000.00
Printing and engraving fees and expenses	3,500.00
Miscellaneous	1,240.00

Total	$40,000.00

*	Estimated and subject to future contingencies.

Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

In accordance with Section 145 of the DGCL, Article XI of the Restated Certificate of Incorporation (the “Certificate”) of Level 3 Communications, Inc., a Delaware corporation and its subsidiaries, which we refer to as Level 3, and Level 3’s Amended and Restated By-Laws (the “By-Laws”) provide that Level 3 shall indemnify each person who is or was a director, officer or employee of Level 3 (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of Level 3 as director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute. The indemnification provided by the Certificate and the By-Laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another

II-1

capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Level 3. The Certificate further provides that a director of Level 3 shall not be personally liable to Level 3 or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Level 3 or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Level 3 shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

The By-Laws provide that Level 3 may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liabilities asserted against such persons arising out of such capacities.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Level 3 Communications, Inc. (filed as Exhibit 3 to Level 3 Communications, Inc.’s Current Reports on Form 8-K filed on May 27, 2005 and May 17, 2006).

4.2	Amended and Restated By-laws of Level 3 Communications, Inc. (filed as Exhibit 3 to Level 3 Communications, Inc.’s Current Report on Form 8-K filed on May 17, 2006).

4.3	Specimen Stock Certificate of Common Stock, par value $.01 per share (filed as Exhibit 3 to the Registrant’s Form 8-A filed on March 31, 1998).

4.4	Indenture, dated as of May 16, 2006, by and among Broadwing Corporation the guarantors party thereto and The Bank of New York Trust Company, National Association (as successor in interest to JP Morgan Chase Trust Company, National Association) (filed as to Exhibit 4.1 to the Broadwing’s Current Report on Form 8-K filed on May 18, 2006)

4.5	First Supplemental Indenture, dated as of January 3, 2007, by and among Broadwing Corporation, Level 3 Communications, Inc., the guarantors named therein and The Bank of New York Trust Company, National Association, as Trustee.

4.6	Second Supplemental Indenture, dated as of January 3, 2007, by and among Broadwing Corporation, Level 3 Communications, Inc., Level 3 Colorado, Inc., the guarantors named therein and The Bank of New York Trust Company, National Association, as Trustee.

4.7	Amended and Restated Certificate of Incorporation of Broadwing Corporation.

4.8	By-laws of Broadwing Corporation.

5.1	Opinion of Willkie Farr & Gallagher LLP.

10.1	Registration Rights Agreement, dated as of May 16, 2006, by and among Broadwing Corporation and the initial purchasers named therein (filed as Exhibit 10.2 of Broadwing’s current Report on Form 8-K on May 18, 2006).

23.1	Consent of KPMG LLP for Level 3 Communications, Inc.

23.2	Consent of Pricewaterhouse Coopers LLP for Level 3 Communications, Inc.

23.3	Consent of KPMG LLP for Broadwing Corporation.

23.4	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature pages hereto).

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus: (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on the 5th day of January, 2007.

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ James Q. Crowe
James Q. Crowe
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Walter Scott, Jr.	Chairman of the Board	January 5, 2007
Walter Scott, Jr.

/s/ James Q. Crowe	Chief Executive Officer and Director	January 5, 2007
James Q. Crowe

/s/ Sunit S. Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)	January 5, 2007
Sunit S. Patel

/s/ Eric J. Mortensen	Sr. Vice President and Controller (Principal Accounting Officer)	January 5, 2007
Eric J. Mortensen

/s/ James O. Ellis, Jr.	Director	January 5, 2007
James O. Ellis, Jr.

/s/ Richard R. Jaros	Director	January 5, 2007
Richard R. Jaros

/s/ Robert E. Julian	Director	January 5, 2007
Robert E. Julian

/s/ Arun Netravali	Director	January 5, 2007
Arun Netravali

/s/ John T. Reed	Director	January 5, 2007
John T. Reed

/s/ Michael B. Yanney	Director	January 5, 2007
Michael B. Yanney

/s/ Albert C. Yates	Director	January 5, 2007
Albert C. Yates

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on the 5th day of January, 2007.

BROADWING CORPORATION

By:	/s/ James Q. Crowe
James Q. Crowe Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, a Director and/or Officer of Broadwing Corporation, a Delaware corporation (the “Corporation”), does hereby constitute and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Corporation, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 5th day of January, 2007.

Signature	Position

/s/ James Q. Crowe James Q. Crowe	Chief Executive Officer (Principal Executive Officer)

/s/ Kevin J. O’Hara Kevin J. O’Hara	President, Chief Operating Officer and Director

/s/ Sunit Patel Sunit Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas C. Stortz Thomas C. Stortz	Executive Vice President, Chief Legal Officer, Secretary and Director

/s/ Eric J. Mortensen Eric J. Mortensen	Senior Vice President and Controller (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on the 5th day of January, 2007.

BROADWING COMMUNICATIONS, LLC

By:	/s/ James Q. Crowe
James Q. Crowe Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, a Director and/or Officer of Broadwing Communications, LLC, a Delaware limited liability company (the “Company”), does hereby constitute and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Corporation, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 5th day of January, 2007.

Signature	Position

/s/ James Q. Crowe James Q. Crowe	Chief Executive Officer (Principal Executive Officer)

/s/ Kevin J. O’Hara Kevin J. O’Hara	President, Chief Operating Officer and Director

/s/ Sunit Patel Sunit Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas C. Stortz Thomas C. Stortz	Executive Vice President, Chief Legal Officer, Secretary and Director

/s/ Eric J. Mortensen Eric J. Mortensen	Senior Vice President and Controller (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on the 5th day of January, 2007.

BROADWING COMMUNICATIONS CORPORATION

By:	/s/ James Q. Crowe
James Q. Crowe Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, a Director and/or Officer of Broadwing Communications Corporation, a Delaware corporation (the “Company”), does hereby constitute and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Corporation, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 5th day of January, 2007.

Signature	Position

/s/ James Q. Crowe James Q. Crowe	Chief Executive Officer (Principal Executive Officer)

/s/ Kevin J. O’Hara Kevin J. O’Hara	President, Chief Operating Officer and Director

/s/ Sunit Patel Sunit Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas C. Stortz Thomas C. Stortz	Executive Vice President, Chief Legal Officer, Secretary and Director

/s/ Eric J. Mortensen Eric J. Mortensen	Senior Vice President and Controller (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on the 5th day of January, 2007.

CORVIS OPERATIONS, INC.

By:	/s/ James Q. Crowe
James Q. Crowe Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, a Director and/or Officer of Corvis Operations, Inc., a Delaware corporation (the “Company”), does hereby constitute and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Corporation, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 5th day of January, 2007.

Signature	Position

/s/ James Q. Crowe James Q. Crowe	Chief Executive Officer (Principal Executive Officer)

/s/ Kevin J. O’Hara Kevin J. O’Hara	President, Chief Operating Officer and Director

/s/ Sunit Patel Sunit Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas C. Stortz Thomas C. Stortz	Executive Vice President, Chief Legal Officer, Secretary and Director

/s/ Eric J. Mortensen Eric J. Mortensen	Senior Vice President and Controller (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on the 5th day of January, 2007.

CORVIS EQUIPMENT, LLC

By:	/s/ James Q. Crowe
James Q. Crowe Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, a Director and/or Officer of Corvis Equipment, LLC, a Delaware limited liability company (the “Company”), does hereby constitute and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Corporation, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 5th day of January, 2007.

Signature	Position

/s/ James Q. Crowe James Q. Crowe	Chief Executive Officer (Principal Executive Officer)

/s/ Kevin J. O’Hara Kevin J. O’Hara	President, Chief Operating Officer and Director

/s/ Sunit Patel Sunit Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas C. Stortz Thomas C. Stortz	Executive Vice President, Chief Legal Officer, Secretary and Director

/s/ Eric J. Mortensen Eric J. Mortensen	Senior Vice President and Controller (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on the 5th day of January, 2007.

CORVIS GOVERNMENT SOLUTIONS, INC.

By:	/s/ James Q. Crowe
James Q. Crowe Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, a Director and/or Officer of Corvis Government Solutions, Inc., a Delaware corporation (the “Company”), does hereby constitute and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Corporation, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 5th day of January, 2007.

Signature	Position

/s/ James Q. Crowe James Q. Crowe	Chief Executive Officer (Principal Executive Officer)

/s/ Kevin J. O’Hara Kevin J. O’Hara	President, Chief Operating Officer and Director

/s/ Sunit Patel Sunit Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas C. Stortz Thomas C. Stortz	Executive Vice President, Chief Legal Officer, Secretary and Director

/s/ Eric J. Mortensen Eric J. Mortensen	Senior Vice President and Controller (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on the 5th day of January, 2007.

BROADWING COMMUNICATIONS HOLDINGS, INC.

By:	/s/ James Q. Crowe
James Q. Crowe Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, a Director and/or Officer of Broadwing Communications Holdings, Inc., a Delaware corporation (the “Company”), does hereby constitute and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Corporation, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 5th day of January, 2007.

Signature	Position

/s/ James Q. Crowe James Q. Crowe	Chief Executive Officer (Principal Executive Officer)

/s/ Kevin J. O’Hara Kevin J. O’Hara	President, Chief Operating Officer and Director

/s/ Sunit Patel Sunit Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas C. Stortz Thomas C. Stortz	Executive Vice President, Chief Legal Officer, Secretary and Director

/s/ Eric J. Mortensen Eric J. Mortensen	Senior Vice President and Controller (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on the 5th day of January, 2007.

BROADWING COMMUNICATIONS CANADA, LLC

By:	/s/ James Q. Crowe
James Q. Crowe Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, a Director and/or Officer of Broadwing Communications Cananda, LLC, a Delaware limited liability company (the “Company”), does hereby constitute and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Corporation, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 5th day of January, 2007.

Signature	Position

/s/ James Q. Crowe James Q. Crowe	Chief Executive Officer (Principal Executive Officer)

/s/ Kevin J. O’Hara Kevin J. O’Hara	President, Chief Operating Officer and Director

/s/ Sunit Patel Sunit Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas C. Stortz Thomas C. Stortz	Executive Vice President, Chief Legal Officer, Secretary and Director

/s/ Eric J. Mortensen Eric J. Mortensen	Senior Vice President and Controller (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on the 5th day of January, 2007.

BROADWING COMMUNICATIONS REAL ESTATE SERVICES, LLC

By:	/s/ James Q. Crowe
James Q. Crowe Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, a Director and/or Officer of Broadwing Communications Real Estate Services, LLC, a Delaware limited liability company (the “Company”), does hereby constitute and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Corporation, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 5th day of January, 2007.

Signature	Position

/s/ James Q. Crowe James Q. Crowe	Chief Executive Officer (Principal Executive Officer)

/s/ Kevin J. O’Hara Kevin J. O’Hara	President, Chief Operating Officer and Director

/s/ Sunit Patel Sunit Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas C. Stortz Thomas C. Stortz	Executive Vice President, Chief Legal Officer, Secretary and Director

/s/ Eric J. Mortensen Eric J. Mortensen	Senior Vice President and Controller (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on the 5th day of January, 2007.

BROADWING FINANCIAL SERVICES, INC.

By:	/s/ James Q. Crowe
James Q. Crowe Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, a Director and/or Officer of Broadwing Financial Services, Inc., a Delaware corporation (the “Company”), does hereby constitute and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Corporation, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 5th day of January, 2007.

Signature	Position

/s/ James Q. Crowe James Q. Crowe	Chief Executive Officer (Principal Executive Officer)

/s/ Kevin J. O’Hara Kevin J. O’Hara	President, Chief Operating Officer and Director

/s/ Sunit Patel Sunit Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas C. Stortz Thomas C. Stortz	Executive Vice President, Chief Legal Officer, Secretary and Director

/s/ Eric J. Mortensen Eric J. Mortensen	Senior Vice President and Controller (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on the 5th day of January, 2007.

C III COMMUNICATIONS, LLC

By:	/s/ James Q. Crowe
James Q. Crowe Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, a Director and/or Officer of CIII Communications, LLC, a Delaware limited liability company (the “Company”), does hereby constitute and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Corporation, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 5th day of January, 2007.

Signature	Position

/s/ James Q. Crowe James Q. Crowe	Chief Executive Officer (Principal Executive Officer)

/s/ Kevin J. O’Hara Kevin J. O’Hara	President, Chief Operating Officer and Director

/s/ Sunit Patel Sunit Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas C. Stortz Thomas C. Stortz	Executive Vice President, Chief Legal Officer, Secretary and Director

/s/ Eric J. Mortensen Eric J. Mortensen	Senior Vice President and Controller (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on the 5th day of January, 2007.

DORSAL NETWORKS, LLC

By:	/s/ James Q. Crowe
James Q. Crowe Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, a Director and/or Officer of Dorsal Networks, LLC, a Delaware limited liability company (the “Company”), does hereby constitute and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Corporation, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 5th day of January, 2007.

Signature	Position

/s/ James Q. Crowe James Q. Crowe	Chief Executive Officer (Principal Executive Officer)

/s/ Kevin J. O’Hara Kevin J. O’Hara	President, Chief Operating Officer and Director

/s/ Sunit Patel Sunit Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas C. Stortz Thomas C. Stortz	Executive Vice President, Chief Legal Officer, Secretary and Director

/s/ Eric J. Mortensen Eric J. Mortensen	Senior Vice President and Controller (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on the 5th day of January, 2007.

UNITED CABLE HOLDINGS, LLC

By:	/s/ James Q. Crowe
James Q. Crowe Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, a Director and/or Officer of United Cable Holdings, LLC, a Delaware limited liability company (the “Company”), does hereby constitute and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Corporation, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 5th day of January, 2007.

Signature	Position

/s/ James Q. Crowe James Q. Crowe	Chief Executive Officer (Principal Executive Officer)

/s/ Kevin J. O’Hara Kevin J. O’Hara	President, Chief Operating Officer and Director

/s/ Sunit Patel Sunit Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas C. Stortz Thomas C. Stortz	Executive Vice President, Chief Legal Officer, Secretary and Director

/s/ Eric J. Mortensen Eric J. Mortensen	Senior Vice President and Controller (Principal Accounting Officer)